UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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RAIT FINANCIAL TRUST

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RAIT FINANCIAL TRUST

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held May 27, 2009

To the Shareholders of RAIT FINANCIAL TRUST:

Notice is hereby given that the annual meeting (the “Meeting”) of shareholders of RAIT FINANCIAL TRUST, a Maryland real estate investment trust (“RAIT”), will be held in the Baldwin Room located in the Hub at the Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, in on Wednesday, May 27, 2009, at 9:00 A.M., Philadelphia time, for the following purposes:

1. To elect nine trustees to serve until the next annual meeting of shareholders in 2010.

2. To approve the selection of Grant Thornton LLP as the independent registered public accounting firm for RAIT for the fiscal year ending December 31, 2009.

3. To transact such other business as may properly be brought before the Meeting and any adjournment, postponement or continuation thereof.

Only shareholders of record on the books of RAIT at the close of business on March 9, 2009 will be entitled to notice of and to vote at the Meeting or any adjournments thereof. A list of shareholders entitled to vote at the Meeting will be available for inspection at the Meeting and at the offices of RAIT at 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania 19104. The stock transfer books will not be closed.

SHAREHOLDERS CAN HELP AVOID THE NECESSITY AND EXPENSE OF SENDING FOLLOW-UP LETTERS TO ASSURE A QUORUM BY PROMPTLY RETURNING THE ENCLOSED PROXY. THE ENCLOSED ADDRESSED ENVELOPE REQUIRES NO POSTAGE AND YOU MAY REVOKE YOUR PROXY AT ANY TIME BEFORE ITS USE.

By order of the Board of Trustees,

/s/ RAPHAEL LICHT
Raphael Licht
Secretary

April 7, 2009

RAIT FINANCIAL TRUST

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

GENERAL

Introduction

The 2009 annual meeting of shareholders of RAIT Financial Trust, or the annual meeting, will be held on Wednesday, May 27, 2009, at 9:00 A.M., Philadelphia time, in the Baldwin Room located in the Hub at the Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, for the purposes set forth in the accompanying notice. Only shareholders of record at the close of business on March 9, 2009 will be entitled to notice of and to vote at the annual meeting. Unless we have indicated otherwise, or the context otherwise requires, references in this proxy statement to “RAIT,” “we,” “us,” and “our” or similar terms are to RAIT Financial Trust and its subsidiaries. If you wish to attend the annual meeting and vote in person, you may contact RAIT’s Investor Relations at (215) 243-9000 for directions.

This statement is furnished in connection with the solicitation by the board of trustees of RAIT of proxies from holders of our common shares of beneficial interest, par value $0.01 per share, or common shares, to be used at the annual meeting, and at any and all adjournments thereof. Proxies in the accompanying form, properly executed and duly returned to RAIT, and not revoked, will be voted at the annual meeting and any and all adjournments thereof.

We will send this proxy statement and the accompanying form of proxy on or about April 10, 2009 to shareholders of record of common shares as of March 9, 2009.

Revocation of Proxy

If a proxy in the accompanying form is executed and returned, it may nevertheless be revoked at any time before its exercise by giving written notice of revocation to our secretary at the address given above, by submitting a later dated proxy or by attending the annual meeting and voting in person.

Expenses and Manner of Solicitation

We will bear the cost of soliciting proxies. Our trustees, officers and regular employees may solicit proxies either personally, by letter or by telephone. We will not specifically compensate our trustees, officers or employees for soliciting proxies. We expect to reimburse banks, brokers, and other persons for their reasonable out-of-pocket expenses in handling proxy materials for beneficial owners of our common shares.

VOTING AT THE ANNUAL MEETING

At the annual meeting, only those holders of common shares at the close of business on March 9, 2009, the record date, will be entitled to vote. As of the record date, 64,875,541 common shares were outstanding. Each holder is entitled to one vote per share on each matter of business properly brought before the annual meeting. Shareholders do not have cumulative voting rights. RAIT has an authorized capitalization of 225,000,000 shares of beneficial interest, consisting of 200,000,000 common shares and 25,000,000 preferred shares of beneficial interest, par value $0.01 per share. The presence at the annual meeting in person or by proxy of holders of outstanding common shares entitled to cast a majority of all the votes entitled to be cast at the annual meeting will constitute a quorum.

The number of votes required in order to be elected as a trustee is dependent on whether an election is contested or uncontested. Our bylaws define an election as uncontested if no shareholder provides proper notice of an intention to nominate one or more candidates to compete with the board of trustees’ nominees in a trustee election, or if any such shareholders have withdrawn all such nominations at least five days prior to the mailing of notice of the meeting to shareholders. As no such notice has been provided, the trustee election described in Proposal 1 below is an uncontested election. In order to be elected as a trustee in an uncontested election as described in Proposal 1 below, each trustee is elected by a majority of votes cast with respect to such trustee nominee at a meeting of shareholders duly called and at which a quorum is present. A “majority of votes cast” means that the number of shares voted “for” a trustee’s election exceeds 50% of the total number of votes cast with respect to that trustee’s election. Votes “cast” includes votes “for”, votes to withhold authority and votes “against” and “no” votes, but excludes abstentions with respect to a trustee’s election or with respect to the election of trustees in general. In the case of any contested election, our bylaws provide that trustees shall be elected by a plurality of votes cast at a meeting of shareholders duly called and at which a quorum is present.

If an incumbent trustee nominated for election as a trustee receives a greater number of “withhold”, “against” or “no” votes for his or her election than votes “for” such election, or a majority against vote, then that trustee, as a holdover trustee under Maryland law, shall tender an offer of his or her resignation to the board of trustees for consideration promptly following certification of such vote. The nominating and governance committee, or the nominating committee, shall promptly consider any resignation offer so tendered and a range of possible responses, based on any facts or circumstances they consider relevant, and make a recommendation to the board of trustees as to the response to the resignation offer. If each member of the nominating committee received a majority against vote at the same election, then the independent trustees (as defined in our declaration of trust) who did not receive a majority against vote shall appoint a committee among themselves to consider the resignation offers and to recommend to the board of trustees a response to the resignation offers. The board of trustees shall take action on the nominating committee’s recommendation (or committee of independent trustees’ recommendation) within 90 days following certification of the shareholder vote. Any trustee whose resignation is under consideration shall abstain from participating in any board or committee deliberations regarding the acceptance of his or her offer of resignation or the offer of resignation of any other trustee tendered because that trustee received a majority against vote.

If an incumbent trustee’s offer of resignation is accepted by the board of trustees, then such trustee shall cease to be a member of the board of trustees upon the effective date of acceptance by the board of trustees of the offer of resignation. If an incumbent trustee’s offer of resignation is not accepted by the board of trustees, then such trustee shall continue to serve until the earlier of the next annual meeting and until his or her successor is elected and qualifies and his or her subsequent resignation or removal.

If any nominee for trustee who is not an incumbent fails in an uncontested election to receive a majority of votes cast at a meeting of shareholders duly called and at which a quorum is present, such nominee shall not be elected and shall not take office. All of the board of trustees’ nominees for election as a trustee at the annual meeting are incumbents. If an incumbent trustee’s offer of resignation is accepted by the board of trustees, or if a non-incumbent nominee for trustee is not elected, the board of trustees may fill any resulting vacancy pursuant to our bylaws or may decrease the size of the board of trustees pursuant to our declaration of trust.

The affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required to approve the selection of Grant Thornton LLP, or Grant Thornton, as our independent registered public accounting firm as described in Proposal 2. For any other matter which may properly come before the annual meeting, the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Any proxy not specifying to the contrary, and not designated as a broker non-vote as described below, will be voted FOR:

•	the election of the trustees; and

•	the approval of the selection of Grant Thornton as the independent registered public accounting firm for RAIT for the fiscal year ending December 31, 2009.

Common shares represented at the annual meeting in person or by proxy but not voted on one or more proposals will be included in determining the presence of a quorum, but will not be considered cast on any proposal on which they were not voted. A failure by brokers to vote common shares held by them in nominee name will mean that such common shares will not be counted for the purposes of establishing a quorum and will not be voted. If a broker does not receive voting instructions from the beneficial owner of common shares on a particular matter and indicates on the proxy delivered with respect to such common shares that it does not have discretionary authority to vote on that matter, which is referred to as a broker “non-vote,” those common shares will be considered as present for the purpose of determining whether a quorum exists, but will not be considered cast on any proposal on which they were not voted. Brokers that are member firms of the New York Stock Exchange and who hold common shares in street name for customers generally have the discretion to vote those common shares with respect to certain matters, including the election of trustees and the approval of the selection of accountants, if they have not received instructions from the beneficial owners. With respect to the election of trustees described in Proposal 1 below, broker “non-votes” will not be included in the votes deemed to be “cast.” With respect to selection of Grant Thornton described in Proposal 2 below or with respect to any other matter properly brought before the annual meeting, abstentions and broker “non-votes” will not be counted as votes cast on any matter, and will have no effect on the results of the votes with respect to such proposals and other matters.

Should any matters not described above be properly presented at the meeting, the persons named in the proxy form will vote in accordance with their judgment. The proxy form authorizes these persons, in their discretion, to vote upon such matters as may properly be brought before the meeting or any adjournment, postponement in continuation thereof.

PROPOSAL 1. ELECTION OF TRUSTEES

Trustees

Our by-laws provide that the number of trustees shall be fixed by resolution of the board of trustees, provided that there shall be a minimum of three and a maximum of nine trustees. The board of trustees has fixed the number of trustees at nine. All trustees are elected for a term of one year or until their successors are elected and qualified. The board of trustees, upon the recommendation of its nominating committee, has nominated Betsy Z. Cohen, Edward S. Brown, Daniel G. Cohen, Frank A. Farnesi, S. Kristin Kim, Arthur Makadon, Daniel Promislo, John F. Quigley, III and Murray Stempel, III for election at the annual meeting for a term to expire at the 2010 annual meeting or until their successors are elected or appointed. The board of trustees unanimously recommends a vote FOR each of the nominees named in Proposal 1.

It is the intention of the persons named in the enclosed proxy, in the absence of a contrary direction, to vote for the election of all of the current trustees. Should any of the nominees become unable or refuse to accept nomination or election as a trustee, the persons named as proxies intend to vote for the election of such other person as the nominating committee may recommend. The board of trustees knows of no reason why any of the nominees might be unable or refuse to accept nomination or election.

Information is set forth below regarding the principal occupation of each nominee.

Names of Trustees, Principal Occupations and Other Information

Betsy Z. Cohen, age 67, has served as the chairman of the board of trustees and as a trustee of RAIT since our founding in August 1997 and as our chief executive officer from August 1997 to December 2006. Mrs. Cohen has been the chairman of the board of The Bancorp Bank, or Bancorp Bank, a commercial bank, since November 2003 and a director of The Bancorp, Inc., or Bancorp, a publicly held registered bank holding company for Bancorp Bank, since September 2000 and the chief executive officer of both Bancorp Bank and Bancorp since September 2000. Mrs. Cohen served as a director of Hudson United Bancorp (a bank holding company), the successor to JeffBanks, Inc., from December 1999 until July 2000 and as the chairman of the Jefferson Bank Division of Hudson United Bank (Hudson United Bancorp’s banking subsidiary) from December 1999 through March 2000. Before the merger of JeffBanks, Inc. with Hudson United Bancorp in December 1999, Mrs. Cohen was chairman and chief executive officer of JeffBanks, Inc. from its inception in 1981 and also served as chairman and chief executive officer of each of its subsidiaries, Jefferson Bank, which she founded in 1974, and Jefferson Bank New Jersey, which she founded in 1987. From 1985 until 1993, Mrs. Cohen was a director of First Union Corp. of Virginia (a bank holding company) and its predecessor, Dominion Bancshares, Inc. In 1969, Mrs. Cohen co-founded a commercial law firm and served as a senior partner until 1984. Mrs. Cohen is also a director of Aetna, Inc. (an insurance company). Daniel G. Cohen, who is a trustee of RAIT, is the son of Mrs. Cohen. See “Certain Relationships and Related Party Transactions” below regarding Bancorp and Bancorp Bank.

Edward S. Brown, age 68, has served as a trustee of RAIT since June 1999. Mr. Brown has been president of The Edward S. Brown Group (a real estate development company) since 1985.

Daniel G. Cohen, age 39, has served as a trustee of RAIT since December 2006 when he joined the board of trustees in connection with our acquisition through merger, which we refer to as the Taberna merger, of Taberna Realty Finance Trust, or Taberna. Mr. Cohen served as the chief executive officer of RAIT from December 2006 until February 2009. Mr. Cohen was chairman of the board of Taberna from its founding in March 2005 until December 2006 and was its chief executive officer from March 2005 until February 2009. He has also served as the chairman of the board of Cohen Brothers, LLC d/b/a Cohen & Company, or Cohen & Company, an investment banking firm, since 2001. Mr. Cohen was the chief executive officer of Cohen & Company and its subsidiary, Cohen and Company Securities, LLC, a securities brokerage firm, from September 2001 until February 2006. He has also served as the chairman of the board of Alesco Financial Inc., or Alesco, a publicly held real estate investment trust, since its founding in 2006. Mr. Cohen has been the vice-chairman of the board of Bancorp Bank since November 2003, was the chairman of the board of Bancorp Bank from September 2000 to November 2003, was the chief executive officer of Bancorp Bank from July 2000 to September 2000, has been chairman of the executive committee of Bancorp Bank since 1999 and has been the chairman of the board of Bancorp and chairman of the executive committee of Bancorp since 1999. Mr. Cohen served as the chairman of the board of Dekania Corp., or Dekania, from its founding in February 2006 until December 2006, and was thereafter a director of Dekania from December 2006 until its dissolution in February 2009. Dekania was a publicly held blank check company focused on acquiring businesses that operated within the insurance industry. Mr. Cohen served as a member of the board of directors of TRM Corporation, a publicly held consumer services company, from 2000 to September 2006 and as its chairman from 2003 to September 2006. From 1998 to 2000, Mr. Cohen served as the chief operating officer of Resource America Inc., a specialized asset management company. From 1997 to 1999, Mr. Cohen was a director of Jefferson Bank of Pennsylvania, a commercial bank acquired by Hudson United Bancorp in 1999. Mr. Cohen is the son of Betsy Z. Cohen, chairman of the board of trustees. See “Certain Relationships and Related Party Transactions” below regarding Bancorp Bank, Bancorp and Cohen & Company.

Frank A. Farnesi, age 61, has served as a trustee of RAIT since December 2006 when he joined the board of trustees in connection with the Taberna merger. He was a member of Taberna’s board of trustees from April 2005 until the Taberna merger in December 2006. Mr. Farnesi serves as an advisor or board member to several privately held companies. He is a retired partner of the international accounting firm of KPMG LLP, where he worked from 1969 to 2001. Before retiring from KPMG, he was the Pennsylvania business unit partner in charge of tax. He also served as national partner in charge of tax compliance and worked with a wide variety of clients in the banking, real estate, technology and private equity fields. He currently serves on the board of trustees of Immaculata University and the board of directors of Beneficial Mutual Bancorp, Inc.

S. Kristin Kim, age 45, has served as a trustee of RAIT since October 2003. Ms. Kim serves as a consultant to non-profit organizations, advising them on strategic development and fundraising plans. Ms. Kim was president of AllLearn, an online education venture among Oxford, Stanford, and Yale universities from November 2002 until 2006, having joined AllLearn in January 2001 as its general counsel. From 1999 to 2001, Ms. Kim held several senior positions at Harvard University’s John F. Kennedy School of Government, including Director for New Initiatives. From 1989 to 1999, she was an attorney at the law firm of Simpson Thacher & Bartlett.

Arthur Makadon, age 66, has served as trustee of RAIT since July 2002. Mr. Makadon has served as the chairman of Ballard, Spahr, Andrews & Ingersoll, LLP, or Ballard Spahr, (a law firm) since July 2002. Before that, since 1984, Mr. Makadon had been chairman of Ballard Spahr’s litigation department.

Daniel Promislo, age 76, has served as a trustee of RAIT since its founding in August 1997. Mr. Promislo has been president since 1991 and a director since 1975 of Historical Documents Co. and was the founder and has been president of Historical Souvenir Co. (souvenir manufacturers) since its inception in 1957. He has also served as managing director (from 1998 to 2001) and was a past partner (from 1977 to 1994) of Wolf, Block, Schorr and Solis-Cohen, or Wolf Block (a law firm), and retired from Wolf Block in 2002. From 1994 to 2003, he served as a director, and from 1996 to October 1997 was the chairman of the board of directors, of WHYY, Inc. (the principal public television station in the Philadelphia metropolitan area).

John F. Quigley, III, age 46, has served as a trustee of RAIT since December 2006 when he joined the board of trustees in connection with the Taberna merger. He was a member of Taberna’s board of trustees from April 2005 until the Taberna merger in December 2006. Since February 2006, he has been a vice president with Patriarch Management Company, a commercial real estate company in suburban Philadelphia. From 2004 to January 2006, he was the chief financial officer and chief administrative officer of Storecast Merchandising Corp., an in-store merchandising services company. From 2003 to 2004, Mr. Quigley was a financial consultant with LeBus Bakery, Inc. and Patriarch Management Company. From 1999 to 2003, Mr. Quigley was the

co-founder and co-managing partner of Harron Capital, LP, a private equity fund. From 1998 to 2003, Mr. Quigley was co-founder, principal and chief financial officer of Metrocast Cablevision of New Hampshire, LLC, a cable television company. From 1991 to 1999, Mr. Quigley served in various capacities, including as chief financial officer, vice president of finance/administration and treasurer of Harron Communications Corp., a privately held cable television, broadcast television and direct broadcast satellite company.

Murray Stempel, III, age 54, has served as a trustee of RAIT since December 2006 when he joined the board of trustees in connection with the Taberna merger. He was a member of Taberna’s board of trustees from April 2005 until the Taberna merger in December 2006. Mr. Stempel has served since 2008 as the Vice Chairman of Royal Bancshares of Pennsylvania, Inc., or Royal Bancshares, a publicly traded bank holding company. Mr. Stempel is a director of Royal Bancshares. From 2004 until 2008 he served as executive vice president and chief lending officer at Royal Bank America, a wholly-owned bank subsidiary of Royal Bancshares, responsible for the day-to-day management of the bank. From 2000 to 2004, he was a senior vice president at Royal Bank America.

Information Concerning Our Board of Trustees, Committees and Governance

The board of trustees held a total of 12 meetings during 2008. The board of trustees currently has four committees: the audit committee, the compensation committee, the investment committee and the nominating committee. During 2007, the board of trustees also appointed a special committee, or the special litigation committee, comprised of Mr. Promislo, as chairman, Ms. Kim and Mr. Stempel to investigate the allegations made in a putative shareholders’ derivative action complaint and in a shareholder demand asserting similar allegations, and to determine what action, if any, RAIT should take concerning them. The special litigation committee held 15 meetings in 2008. The committees on which trustees currently serve, the current chairman of each committee, and the number of meetings held during 2008 are set forth below for the committees indicated.

Board Member	Audit	Compensation	Nominating and Governance	Investment
Betsy Z. Cohen				Chairman
Edward S. Brown	Chairman			X
Daniel G. Cohen				X
Frank A. Farnesi	X			X
S. Kristin Kim	X		X	X
Arthur Makadon				X
Daniel Promislo		Chairman		X
John F. Quigley, III		X	X	X
Murray Stempel, III		X	Chairman	X
Meetings held in 2008	13	11	3	0(1)

(1)	No investments in excess of the management investment committee’s limits were made in 2008 and, as a result, there were no meetings of the trustee investment committee in 2008. See “Investment Committee.”

During fiscal 2008, all incumbent trustees attended at least 75% of the aggregate of:

•	the total number of meetings of the board of trustees held during the period for which the trustee had been a trustee; and

•	the total number of meetings held by all committees of the board of trustees on which the trustee served during the periods that the trustee served.

It is the policy of the board of trustees that all trustees attend the annual meeting of shareholders of RAIT, if practicable. Eight of the nine trustees of RAIT serving at the time attended our 2008 annual meeting of shareholders.

Our common shares are listed on the New York Stock Exchange, or the NYSE, under the symbol “RAS” and we are subject to the NYSE’s listing standards. The board of trustees has determined that Mr. Brown, Mr. Farnesi, Ms. Kim, Mr. Makadon, Mr. Promislo, Mr. Quigley and Mr. Stempel each satisfy the requirement for independence set out in Section 303A.02 of the rules of the NYSE and that each of these trustees has no material relationships with RAIT (other than being a trustee and/or a shareholder of RAIT). In addition, the board of trustees determined that each of these trustees meets the definition of an independent trustee set forth in our declaration of trust. In making its independence determinations, the board of trustees sought to identify and analyze all the facts and circumstances relating to any relationship between a trustee, their immediate family or affiliates and RAIT and its affiliates and did not rely on categorical standards other than those contained in the NYSE rule referenced above and our declaration of trust.

In the course of the board of trustee’s determination regarding the independence of each non-management trustee, the board evaluated the following transactions, relationships and arrangements for Mr. Makadon and did not deem them to be material. Mr. Makadon is the Chairman and a member of the law firm Ballard Spahr, as described above. The special litigation committee, also described above, retained Ballard Spahr as its counsel. RAIT has made payments to Ballard Spahr in 2008 for legal services provided to the special litigation committee and expects that payments to Ballard Spahr for legal services will continue until the special litigation committee completes its investigation; however, the special litigation committee, and not RAIT, is Ballard Spahr’s client. Legal fees paid by us to Ballard Spahr were less than 2% of Ballard Spahr’s gross revenues in 2008 and we expect that they will be less than 2% of Ballard Spahr’s gross revenues in 2009. Mr. Makadon has represented that these fees are not material to Ballard Spahr or to Mr. Makadon.

We have adopted a code of business conduct and ethics, or code of business conduct, for our trustees, officers and employees intended to satisfy NYSE listing standards and the definition of a “code of ethics” set forth in applicable Securities and Exchange Commission, or SEC, rules. We have also adopted trust governance guidelines and charters for the audit, compensation, investment and nominating committees of the board of trustees intended to satisfy NYSE listing standards. Our trust governance guidelines, code of business conduct and these charters are available on our website at www.raitft.com and are available in print, upon request, to any shareholder. Please make any such request in writing to RAIT Financial Trust, 2929 Arch Street, 17th Floor, Philadelphia, Pennsylvania, 19104, Attention: Investor Relations.

As set forth in our trust governance guidelines and in accordance with NYSE listing standards, the non-management trustees meet in executive session quarterly without management. The trustee who presides at these meetings is rotated each meeting among the chairs of the audit committee, compensation committee and nominating committee. Interested parties may communicate directly with the non-management trustees by sending their communications to our counsel, Ledgewood, P.C., or Ledgewood, 1900 Market Street, Suite 750, Philadelphia, PA 19103. Shareholders may send communications to the board of trustees by sending them to Ledgewood as well. Ledgewood will forward these communications to the chairman of the audit committee who will distribute them as appropriate.

Our trust governance guidelines provide that no trustee may be nominated to a new term if he or she would be age 75 or older on the date of the election. Mr. Promislo will be 76 as of the date of our annual meeting. Upon the recommendation of our nominating committee, the board of trustees granted Mr. Promislo a permanent waiver from this provision.

Audit Committee

The audit committee is appointed by the board of trustees to assist board oversight of:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements,

•	the independent registered public accounting firm’s qualifications and independence, and

•	the performance of our internal audit function and of our independent registered public accounting firm.

The audit committee also prepares the audit committee report required by the rules of the SEC to be included in our annual proxy statement. The audit committee has adopted the audit and non-audit services pre-approval guidelines attached as Appendix A to this proxy statement. The board of trustees has determined that Mr. Brown, Mr. Farnesi and Ms. Kim meet the independence standards for audit committee members set forth in the listing standards of the NYSE, including those set forth in Rule 10A-3(b)(1) of the Securities Exchange Act of 1934, or the Exchange Act, and that Mr. Brown qualifies as an “audit committee financial expert” as that term is defined in applicable rules and regulations under the Exchange Act.

Audit Committee Report

In connection with the preparation and filing of RAIT Financial Trust’s, or RAIT, annual report on Form 10-K for the year ended December 31, 2008, or the annual report:

•	The audit committee of the board of trustees of RAIT, or the audit committee, has reviewed and discussed the audited financial statements to be included in the annual report with RAIT’s management;

•

The audit committee has discussed with RAIT’s independent registered public accounting firm, Grant Thornton LLP, or Grant Thornton, the matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1, AU section 380),1 as adopted by the Public Company Accounting Oversight Board, or the PCAOB, in Rule 3200T;

•

The audit committee has received the written disclosures and the letter from Grant Thornton required by applicable requirements of the PCAOB regarding Grant Thornton’s communications with the audit committee concerning independence, and has discussed with Grant Thornton the independence of Grant Thornton and satisfied itself as to Grant Thornton’s independence; and

•	Based on the review and discussions referred to above, the audit committee recommended to the board of trustees of RAIT that the audited financial statements be included in the annual report.

The audit committee has provided this report. This report shall not be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or the Securities Act, and the Securities Exchange Act of 1934, as amended, or the Exchange Act, except to the extent RAIT specifically incorporates this information by reference, and shall not otherwise be deemed filed under the Securities Act or the Exchange Act.

The Audit Committee of the Board of Trustees:

Edward S. Brown, Chairman

Frank A. Farnesi

S. Kristin Kim

Compensation Committee

The compensation committee is appointed by the board of trustees to have direct responsibility for approving the compensation of our chief executive officer, our other executive officers and the non-management trustees of RAIT. The compensation committee also has had direct responsibility for administering our equity-based compensation plans and reviewing any extraordinary compensatory payments to any of our employees. Pursuant to these responsibilities, in 2008 the compensation committee reviewed the compensation of eight executive officers and one other highly-compensated employee of RAIT and grants to officers and other employees of equity compensation under RAIT’s 2008 Incentive Award Plan, or the incentive award plan.

Our chairman and our chief executive officer both set the compensation of anyone whose compensation was not set by the compensation committee and, if requested by the compensation committee, reported to the compensation committee on the basis for any such compensation decision. With respect to equity compensation awards to non-executive officers, our chairman and our chief executive officer jointly make recommendations to the compensation committee for consideration. Our chief financial officer includes management estimates of bonus amounts in budgets for RAIT reviewed by our chairman and our chief executive officer. With respect to officers whose compensation is set by the compensation committee, these estimated amounts are proposed by the chairman and chief executive officer to the compensation committee and are adjusted at year end as directed by the compensation committee.

Under its charter, the compensation committee has authority to retain compensation consultants, outside counsel, and other advisors that the committee deems appropriate, in its sole discretion, to assist it in discharging its duties, and to approve the terms of retention and fees to be paid to such consultants. Since December 2007, the compensation committee has directly retained an independent compensation consultant, Pearl Meyer & Partners, or PM&P, to periodically assist the committee in establishing and implementing executive and director compensation strategy, interpreting competitive compensation data and trends, designing individual executive compensation packages, including but not limited to the amount and form of total compensation and its individual components, and compliance and disclosure matters relating to executive and director compensation.

The compensation consultant reports directly and exclusively to the compensation committee and receives no other fees from RAIT outside its role as advisor to the compensation committee. PM&P periodically interacts with RAIT management or employees to gather and review information related to the executive compensation program, but such work is done only at the direction of the compensation committee. PM&P does not perform any services unrelated to executive and director compensation. Accordingly, the compensation committee considers PM&P to be independent from our management.

All of the members of the compensation committee have been determined by the board of trustees to be independent under applicable NYSE listing standards. The compensation committee is comprised of Mr. Promislo, as Chairman, Mr. Quigley and Mr. Stempel.

Investment Committee

The investment committee is established by the board of trustees to assist board oversight of current management investment practices and board evaluation and monitoring of our existing and proposed investments, together with our management investment committee. Our investment process is managed by our management investment committee consisting of members of our senior management. The management investment committee must approve all investments. The management investment committee has the authority to approve investments in an amount up to 5% of our capital or, in the case of mezzanine loans or preferred equity investments, up to $25.0 million. Investments in excess of these limits must also be approved by the trustee investment committee. In 2008, none of RAIT’s investments were in excess of these limits and, as a result, there were no meetings of the trustee investment committee. Any transactions with a related party regardless of size must be approved by a majority of our independent trustees, which may be satisfied by the approval of a majority of the independent trustees serving on the investment committee or the board of trustees.

The chairman of the board of trustees, Mrs. Cohen, is the chairman of the trustee investment committee and appoints the other members of the trustee investment committee. Since February 2008, all of the trustees on the board of trustees serve on the trustee investment committee. Prior to that time, the trustee investment committee consisted of six trustees comprised of Mrs. Cohen, Mr. Cohen and four other trustees determined on a rotating basis with a rotation occurring every six months.

Nominating and Governance Committee

The nominating committee is appointed by the board of trustees to:

•

assist the board of trustees in maintaining an effective and knowledgeable board of trustees, including by identifying individuals qualified to become trustees and recommending to the board of trustees the trustee nominees for the next annual meeting of shareholders and the trustees to be appointed to the audit, compensation and nominating committees, and

•	develop and recommend for the board of trustee’s consideration governance guidelines for RAIT.

All of the members of this committee have been determined by the board of trustees to be independent under applicable NYSE listing standards.

The nominating and governance committee uses a variety of methods for identifying and evaluating nominees for trustee. In recommending trustee nominees to the board, the nominating committee solicits candidate recommendations from its own members, other trustees and management. It also may engage the services and pay the fees of a professional search firm to assist it in identifying potential trustee nominees. The nominating committee assesses the appropriate size of the board and whether any vacancies on the board are expected due to retirement or otherwise. If vacancies are anticipated, or otherwise arise, the nominating committee considers whether to fill those vacancies and, if applicable, considers various potential trustee candidates. These candidates are evaluated at regular or special meetings of the nominating committee, and may be considered at any point during the year. The nominating committee seeks to make its recommendations for trustee nominees for each annual meeting to the board of trustees at its January meeting immediately preceding the annual meeting.

The nominating committee has not adopted specific, minimum qualifications or specific qualities or skills that must be met by a nominating committee-recommended nominee. The nominating committee seeks to ensure that the membership of the board of trustees and each committee of the board of trustees satisfies all relevant listing standard requirements of the NYSE and applicable laws and regulations and all requirements of our governance documents, as well as to provide trustees who have a mixture of skills relevant to our business. The nature of the specific qualifications, qualities, experience or skills (including international versus domestic background, diversity, age, and legal and regulatory requirements) that the nominating committee may look for in any particular trustee nominee depends on the qualifications, qualities, experience and skills of the rest of the trustees at the time of any vacancy on the board of trustees.

The nominating committee will consider candidates for nomination as a trustee recommended by shareholders, trustees, officers, third party search firms and other sources. In evaluating candidates, the nominating committee considers the attributes of the candidate and the needs of the board, and will review all candidates in the same manner, regardless of the source of the recommendation. The nominating committee will consider individuals recommended by shareholders for nomination as a trustee in accordance with the procedures described under “Shareholder Proposals and Nominations.”

PROPOSAL 2. APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We are asking our shareholders to approve the selection of Grant Thornton, LLP, or Grant Thornton, as our independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2009. Although approval is not required by our bylaws or otherwise, the board of trustees is submitting the selection of Grant Thornton to our shareholders for approval as a matter of good corporate practice. The audit committee has engaged Grant Thornton to review our financial statements for the first three quarters of 2009 but has not yet engaged an independent registered public accounting firm to audit our financial statements for the fiscal year ending December 31, 2009. If Grant Thornton is not approved, the audit committee will consider whether it is appropriate to select another independent registered public accounting firm. Even if Grant Thornton is approved, the audit committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of RAIT and our shareholders.

The board of trustees unanimously recommends that the shareholders approve the selection of Grant Thornton to audit the financial statements of RAIT for the fiscal year ending December 31, 2009. We expect that representatives of Grant Thornton will be present at the annual meeting. These representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Audit Fees

The following table presents the aggregate fees billed by Grant Thornton for each of the services listed below for each of our last two fiscal years.

	2008	2007
Audit Fees(1)	$1,245,674	$1,259,380
Audit-Related Fees(2)	70,752	53,999
Tax Fees(3)	—	76,633
All Other Fees(4)	—	—

Total	$1,316,426	$1,390,012

(1)	Audit fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton in connection with its audit of our consolidated financial statements, audit of internal controls relating to Section 404 of the Sarbanes-Oxley Act and its reviews of the unaudited consolidated interim financial statements that are normally provided in connection with statutory and regulatory filings or engagements for these fiscal years. This includes fees of $184,380 associated with our stock and senior note offerings during 2007.

(2)	Audit-related fees consisted of the aggregate fees billed for assurance and related services rendered by Grant Thornton that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not disclosed under “Audit Fees” above. These services consisted primarily of preparation of attestation reports regarding our compliance with minimum servicing standards set forth in the Uniform Single Attestation Program for Mortgage Bankers (USAP), employee benefit plan audits and accounting consultations in 2008 and 2007.

(3)	Tax fees consisted of the aggregate fees billed for professional services rendered by Grant Thornton for tax compliance and tax return preparation in 2007.

(4)	All other fees would consist of the aggregate fees billed for products and services provided by Grant Thornton other than the services described under audit fees, audit-related fees and tax fees; however, no such products and services were provided in the relevant periods.

Exchange Act rules generally require any engagement by a public company of an accountant to provide audit or non-audit services to be pre-approved by the audit committee of that public company. This pre-approval requirement is waived with respect to the provision of services other than audit, review or attest services if certain conditions set forth in Rule 2-01(c)(7)(i)(C) under the Exchange Act are met. All of the audit, audit- related and tax services described above were pre-approved by the audit committee and, as a consequence, such services were not provided pursuant to a waiver of the pre-approval requirement set forth in this Rule.

OTHER MATTERS

As of the date of this proxy statement, the board of trustees does not intend to present and has not been informed that any other person intends to present any other matters for action at the annual meeting. However, if other matters do properly come before the annual meeting or any adjournment, postponement or continuation thereof, it is the intention of the persons named as proxies to vote upon them in accordance with their best judgment. For any other matter which may properly come before the annual meeting, the affirmative vote of the holders of at least a majority of the votes cast at the annual meeting at which a quorum is present is required, either in person or by proxy, for approval, unless otherwise required by law.

Except as set forth in this section, all common shares represented by valid proxies received will be voted in accordance with the provisions of the proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the number and percentage owned by each person who, to the knowledge of RAIT as of March 31, 2009, is the beneficial owner of more than 5% of the outstanding:

•	common shares;

•	7.75% Series A cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share, or Series A preferred shares;

•	8.375% Series B cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share, or Series B preferred shares; or

•	8.875% Series C cumulative redeemable preferred shares of beneficial interest, par value $0.01 per share, or Series C preferred shares.

This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Title of Class	Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common Shares	Barclays Global Investors, NA	4,325,646	(1)	6.3%

(1)	Based on the information provided pursuant to a statement on Schedule 13G filed with the SEC on February 5, 2009 by Barclays Global Investors, NA, or Barclays NA, Barclays Global Fund Advisors, or Barclays Advisors, Barclays Global Investors, Ltd., Barclays Global Investors Japan Limited, Barclays Global Investors Canada Limited, Barclays Global Investors Australia Limited, and Barclays Global Investors (Deutschland) AG. According to the Schedule 13G, as of December 31, 2008, (a) Barclays NA had sole voting power with respect to 1,682,673 common shares and sole dispositive power with respect to 1,919,998 common shares; (b) Barclays Advisors had sole voting and dispositive power with respect to 2,405,648 common shares and (c) the Barclays filing persons, in the aggregate, beneficially owned 4,325,646 common shares, had sole voting power with respect to 4,088,321 common shares and had sole dispositive power with respect to 4,325,646 common shares. None of the Barclays filing persons besides Barclays NA and Barclays Advisors held shares. The principal business address of Barclays NA and Barclays Advisors is 400 Howard Street, San Francisco, California 94105.

Holders of our preferred shares generally have no voting rights and will have no voting rights at the annual meeting. The holders of these shares only obtain voting rights in limited circumstances, none of which have occurred. In particular, in the event dividends on any series of preferred shares were in arrears for six or more quarterly periods (whether or not consecutive), the holders of that series (voting together as a single class with all other shares of any class or series of shares ranking on a parity with any series which is entitled to similar voting rights, if any) would be entitled to vote for the election of two additional trustees to serve on the board of trustees until all such dividends in arrears have been paid or declared and set apart for payment. In addition, the issuance of future senior shares or certain changes to the terms of any series of preferred shares that would be materially adverse to the rights of holders of that series of preferred shares cannot be made without the affirmative vote of the holders of at least two-thirds of the outstanding shares of that series of preferred shares.

The following tables set forth the number and percentage owned as of March 31, 2009 by each of our present trustees, each of our present named executive officers, and all of our present executive officers (whether or not named) and trustees as a group of:

•	common shares;

•	Series A preferred shares;

•	Series B preferred shares; and

•	Series C preferred shares.

This information is reported in accordance with the beneficial ownership rules of the SEC under which a person is deemed to be the beneficial owner of a security if that person has or shares voting power or investment power with respect to such security or has the right to acquire such ownership within 60 days. Common shares issuable pursuant to vested options or warrants are deemed to be outstanding for purposes of computing the percentage ownership of the person or group holding such options or warrants but are not deemed to be outstanding for purposes of computing the percentage ownership of any other person. Unless otherwise indicated in footnotes to the table, each person listed has sole voting and dispositive power with respect to the securities owned by such person.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Common shares	Trustees:
	Betsy Z. Cohen	757,422	(1)	1.2%
	Daniel G. Cohen	2,021,282	(2)	3.1%
	Edward S. Brown	64,284	(3)	*
	Frank A. Farnesi	61,328	(4)	*
	S. Kristin Kim	65,701	(5)	*
	Arthur Makadon	53,701	(6)	*
	Daniel Promislo	66,784	(7)	*
	John F. Quigley III	52,665	(8)	*
	Murray Stempel III	63,054	(9)	*

	Non-Trustee Executive Officers:
	Scott F. Schaeffer	169,367	(10)	*
	Jack E. Salmon	112,517	(11)	*
	Plamen M. Mitrikov	112,780	(12)	*
	All trustees and executive officers as a group (15 persons)	3,705,689		5.7%

*	Does not exceed 1%

(1)	Includes 299,256 common shares directly held by Mrs. Cohen; 14,475 common shares held in RAIT’s 401(k) profit sharing plan, or the RAIT 401(k) plan, for the benefit of Mrs. Cohen, 126,801 common shares held by a charitable foundation of which Mrs. Cohen serves as trustee, 151,200 common shares held in an IRA account for the benefit of Mrs. Cohen’s spouse, 120,690 common shares held by Solomon Investment Partnership, L.P., a limited partnership of which Mrs. Cohen and her spouse are the sole shareholders, officers and directors of the corporate general partner and are the sole limited partners; and 45,000 common shares issuable upon exercise of vested options granted under the incentive award plan. Excludes 4,231 vested phantom units granted pursuant to the incentive award plan that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(2)	Includes 1,460,323 common shares held directly by Mr. Cohen, and 510,434 shares owned by Cohen & Company, an entity of which Mr. Cohen indirectly owns approximately 49% of the economic interests and 99% of the voting rights. Also includes 50,525 restricted common shares that will vest more than sixty days from the date of the information in this table. Mr. Cohen has pledged 507,684 common shares as security.

(3)	Includes 10,000 common shares owned by the Brown Family Limited Partnership. The sole limited partners of this limited partnership are trusts for the benefit of the children of Mr. Brown. The sole general partner of this limited partnership is a limited liability company whose sole members are these trusts and whose sole manager is an individual who is not a member of Mr. Brown’s family. None of Mr. Brown’s children share the reporting person’s household at this time and he disclaims beneficial ownership of these common shares. Excludes 3,561 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(4)	Excludes 3,561 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(5)	Includes 10,000 common shares issuable upon exercise of vested options granted under the incentive award plan. Excludes 3,561 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(6)	Includes 11,000 common shares issuable upon exercise of vested options granted under the incentive award plan. Excludes 3,561 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(7)	Excludes 3,561 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(8)	Excludes 3,561 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(9)	Includes 5,389 common shares held in a trust for the benefit of Mr. Stempel’s spouse. Excludes 3,561 vested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(10)	Includes 120,869 common shares directly held by Mr. Schaeffer, 10,998 common shares held in a RAIT 401(k) plan account for the benefit of Mr. Schaeffer and 37,500 common shares issuable upon exercise of vested options granted under the incentive award plan. Excludes 5,393 vested and 7,402 unvested phantom units that will be redeemed for the corresponding number of common shares more than sixty days from the date of the information in this table.

(11)	Includes 5,056 restricted shares that will vest more than sixty days from the date of the information in this table. Excludes 3,000 common shares held by Mr. Salmon’s child, as to which Mr. Salmon disclaims beneficial ownership.

(12)	Includes 8,987 restricted shares that will vest within sixty days from the date of the information in this table.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
Series A Preferred Shares	Trustees:
	Betsy Z. Cohen	—		—
	Daniel G. Cohen	—		—
	Edward S. Brown	—		—
	Frank A. Farnesi	—		—
	S. Kristin Kim	—	(1)	—
	Arthur Makadon	—		—
	Daniel Promislo	4,000	(2)	*
	John F. Quigley, III	—		—
	Murray Stempel, III	—		—

	Non-Trustee Executive Officers:
	Scott F. Schaeffer	10,000		*
	Jack E. Salmon	1,000		*
	Plamen M. Mitrikov	—		—
	All trustees and executive officers as a group (15 persons)	15,250		*

*	Does not exceed 1%

(1)	Excludes 2,000 Series A preferred shares held by Ms. Kim’s mother. Ms. Kim disclaims beneficial ownership of these Series A preferred shares.

(2)	Includes 4,000 Series A preferred shares held by the Historical Souvenir Co. MPP Plan dated December 21, 1995. Mr. Promislo is the sole trustee and beneficiary of this plan.

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Series B Preferred Shares	Trustees:
	Betsy Z. Cohen	—	—
	Daniel G. Cohen	—	—
	Edward S. Brown	—	—
	Frank A. Farnesi	—	—
	S. Kristin Kim	—	—
	Arthur Makadon	—	—
	Daniel Promislo	—	—
	John F. Quigley, III	—	—
	Murray Stempel, III	—	—

Non-Trustee Executive Officers:
	Scott F. Schaeffer	—	—
	Jack E. Salmon	500	*
	Plamen M. Mitrikov	—	—
	All trustees and executive officers as a group (15 persons)	500	*

*	Does not exceed 1%

Title of Class	Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Series C Preferred Shares	Trustees:
	Betsy Z. Cohen	—	—
	Daniel G. Cohen	—	—
	Edward S. Brown	—	—
	Frank A. Farnesi	—	—
	S. Kristin Kim	—	—
	Arthur Makadon	—	—
	Daniel Promislo	—	—
	John F. Quigley, III	—	—
	Murray Stempel, III	—	—

Non-Trustee Executive Officers:
	Scott F. Schaeffer	—	—
	Jack E. Salmon	500	*
	Plamen M. Mitrikov	—	—
	All trustees and executive officers as a group (15 persons)	800	*

*	Does not exceed 1%

NON-TRUSTEE EXECUTIVE OFFICERS

Information is set forth below regarding the background of each of our executive officers who is not also a trustee. For our officer who is also a trustee, Betsy Z. Cohen, this information can be found above under “Proposal 1. Election of Trustees—Names of Trustees, Principal Occupations and Other Information.”

Scott F. Schaeffer, age 46, has served as our chief executive officer since February 2009, our president since February 2008, our chief operating officer from February 2008 to February 2009, our co-president and co-chief operating officer from December 2006 to February 2008 and our president and chief operating officer from September 2000 to December 2006. Mr. Schaeffer served as the vice chairman of the board of directors of Resource America from 1998 to 2000, the executive vice president of Resource America from 1997 to 1998, and a senior vice president of Resource America from 1995 to 1997. Mr. Schaeffer also served as President of Resource Properties, Inc. (a wholly owned subsidiary of Resource America) from 1992 to 2000. Mr. Schaeffer was, until October 2002, a director of Resource America.

Jack E. Salmon, age 54, has served as our chief financial officer and treasurer since December 2006. Mr. Salmon joined RAIT in connection with the Taberna merger and has been Taberna’s executive vice president, chief financial officer and treasurer since March 2005. Mr. Salmon was employed by Cohen & Company, an investment bank, from January 2005 until Taberna commenced operations in April 2005. From 2003 until joining Cohen & Company, he was a vice president and chief accounting officer of The Rubenstein Company, L.P., a diversified privately-owned real estate company. From 1975 to 2003, Mr. Salmon worked in public accounting serving a variety of real estate and financial services companies, including public and privately held REITs, major real estate opportunity funds, developers and institutional investors in real estate. From 2002 to 2003, Mr. Salmon was a partner with KPMG LLP, an accounting firm. Mr. Salmon was a partner with Arthur Andersen LLP, an accounting firm, from 1989 to 2002. As an audit partner with Arthur Andersen LLP, Mr. Salmon had responsibility for REIT initial public offerings and due diligence engagements. He also advised multiple REITs on mergers and acquisitions, portfolio transactions and SEC matters.

Plamen M. Mitrikov, age 35, has served as our executive vice president-asset management since December 2006. Mr. Mitrikov joined RAIT in connection with the Taberna merger and has been Taberna’s executive vice president-asset management since April 2006. From April 2003 to February 2006, Mr. Mitrikov held various positions, including that of vice president and director, in the structured credit products group at Merrill Lynch specializing in trust preferred and asset-backed securities and collateralized debt obligations, or CDOs. Prior to joining Merrill Lynch, Mr. Mitrikov worked at Credit Suisse First Boston from January 2001 to March 2003 and Prudential Securities Asset Finance from November 1999 to December 2000. While at Credit Suisse First Boston, Mr. Mitrikov worked on structuring home-equity transactions in the Asset Finance Group until 2002, when he joined the CDO group and concentrated on trust preferred CDOs.

Raphael Licht, age 41, has served as our chief operating officer since February 2009, our secretary since December 2006, and served as our chief legal officer and chief administrative officer from December 2006 to February 2009. Mr. Licht joined RAIT in connection with the Taberna merger and has been Taberna’s chief legal officer and secretary since March 2005 and Taberna’s executive vice president and chief administrative officer since April 2006. Mr. Licht also served as the chief legal officer of Cohen & Company from 2001 until April 2006. From 2000 until 2001, Mr. Licht served as general counsel at iATM global.net Corporation, an ATM software joint venture between TRM Corporation (then affiliated with Mr. Cohen) and NCR Corporation. From 1997 until 2000, Mr. Licht was an associate with Morgan Lewis & Bockius LLP, a law firm, specializing in structured finance and securitizations. From 1996 until 1997, Mr. Licht was an associate at Ledgewood, P.C., a law firm, specializing in real estate and securities law. See “Certain Relationships and Related Party Transactions” regarding Cohen & Company.

Ken R. Frappier, age 56, has served as our executive vice president-risk management since February 2008, our chief credit officer from December 2006 to February 2008 and served as our senior vice president-portfolio and risk management from April 2002 to December 2006. From December 1999 until he joined RAIT, Mr. Frappier was a senior vice president and regional chairman of the senior officers’ loan committee in Pennsylvania and Southern New Jersey for Hudson United Bank (a commercial bank), following the merger of Hudson United Bancorp (a bank holding company) and JeffBanks, Inc., (a bank holding company) of which Mr. Frappier had been senior vice president since 1993. Before 1993, Mr. Frappier was an executive vice president for Dominion Bancshares Corporation’s, or Dominion, Greater Washington Region (Northern Virginia, Washington, D.C. & Maryland) and, before the acquisition of State National Bank, or State, by Dominion in 1987, he was senior vice president and senior lender at State. Before 1977, he was a national bank examiner for the Comptroller of the Currency, a bureau of the U.S. Treasury Department.

James J. Sebra, age 33, has served as our senior vice president-finance and chief accounting officer since May 2007. Mr. Sebra joined RAIT in connection with the Taberna merger and has been Taberna’s vice president and chief accounting officer since June 2005. Prior to joining Taberna, Mr. Sebra was the controller of Brandywine Realty Trust, a publicly held real estate investment trust, from 2004 through 2005. From 1998 through 2004, Mr. Sebra worked with Arthur Andersen LLP and KPMG LLP, public accounting firms, serving a variety of publicly held and privately held real estate companies and professional service firms.

EXECUTIVE OFFICER AND TRUSTEE COMPENSATION

Compensation Discussion and Analysis

Overview

Our compensation policies are intended to compensate and reward executive officers who build long-term value for our shareholders and to provide appropriate compensation packages to attract, motivate, reward and retain talented and experienced executive officers. RAIT’s compensation committee has designed executive compensation programs to carry out these policies by rewarding performance that is directly relevant to our long-term success and goals relating to building value and generating distributions to our shareholders. The primary components of executive pay include base salary, annual cash bonuses and equity-based compensation. Our compensation committee is also responsible for applying our compensation policies by setting the base salary, annual bonuses and equity-based compensation for our executive officers, including our named executives, as well as setting equity-based compensation for all employees. Our named executives are Mrs. Cohen, Mr. Cohen, Mr. Salmon, Mr. Schaeffer and Mr. Mitrikov. See “Executive Officer Compensation” below. The role of our compensation committee, its use of a compensation consultant and the participation of executive officers in the compensation process are discussed above. See “Information Concerning Our Board of Trustees, Committees and Governance-Compensation Committee.”

In applying our compensation policies to the named executives in 2008, the compensation committee sought to balance RAIT’s overall financial performance in 2008 with recognition of the executive management team’s financial and strategic accomplishments during 2008 in the context of the global economic recession and its particular impact on the real estate and financial industries. During the year ended December 31, 2008, RAIT reported a GAAP total loss per diluted share of $7.03 alongside a radical reduction in the trading price of RAIT’s securities. The primary causes of the GAAP loss were attributable to an almost unprecedented global economic recession in which RAIT recognized increased allowance for losses, increased asset impairments and adverse changes in the fair value of its financial instruments. Nonetheless, the compensation committee recognized that it was in RAIT’s best long-term interest to recognize efforts taken and results achieved by the executive management team in determining an appropriate compensation package. For example, despite the recession, RAIT generated adjusted earnings per diluted share of $1.84, gross cash flow of $174.5 million and paid aggregate dividends per diluted share of $1.73. During 2008, RAIT also reduced its leverage and eliminated its substantial exposure to short term repurchase debt subject to imminent margin calls. RAIT provides an analysis of its financial and operational performance in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of RAIT’s 2008 Annual Report on Form 10-K, or the 2008 annual report, filed with the SEC.

We believe that RAIT has an outstanding management team and that their long-term commitment is crucial to our future performance. We had previously negotiated and entered into, and in some cases had amended, employment agreements with all of our executive officers, including the named executives. In February 2009, Mr. Cohen resigned as chief executive officer of RAIT, although he continues to serve as a trustee of RAIT. The compensation committee feels that RAIT’s ability to implement a succession plan by promoting Mr. Schaeffer to serve as the new chief executive officer demonstrates the depth of RAIT’s management team and the benefit of compensation policies intended to maintain the long-term commitment of that team.

The compensation committee increased the base salary of four of the five named executives in 2008 from 2007 and maintained the base salary of the fifth named executive. Where an executive officer’s employment agreement required a percentage increase in base salary, the increase in base salary granted was limited to the minimum amount called for. If an increase in base salary was not required, an executive officer’s base salary remained flat or was increased approximately the same percentage as those who had minimum required percentage increases, except where the executive officer’s responsibilities increased or if the compensation committee determined compensation adjustments were in order to create parity among executive officers with similar responsibilities. The reasons for these increases are further discussed below in “Compensation for the Named Executives in 2008.”

The compensation committee proposed, and at its 2008 annual meeting RAIT’s shareholders approved, a performance-based 2008 cash award program contingent on RAIT’s achievement of certain levels of adjusted earnings for 2008. This program resulted in decreased bonus payments for four of the five named executives in 2008 from 2007 and an increased bonus payment for the fifth named executive. The program is further described below. See “Grants of Plan-Based Awards in 2008” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-2008 Cash Awards Program.” The compensation committee did not make any discretionary bonus awards for 2008. The compensation committee did not establish a similar quantitative criteria-based bonus program for 2009 but retains the right to establish a discretionary cash bonus pool for the named executives and other officers whose compensation it sets for 2009.

The compensation committee did not make any new equity compensation awards to the executive officers, including the named executives, in 2008. In addition, the executive officers acknowledged the changed market conditions in the second half of 2007 by voluntarily forfeiting in December 2007 phantom units awarded to them in January 2007. The amounts reflected in the “Summary Compensation Table for 2008” below under the column “Stock Awards” for 2008 reflects the dollar amount expensed for financial statement reporting purposes for options, restricted shares and phantom units granted prior to 2007. The fair market value of these outstanding awards has significantly declined since 2007. The compensation committee continues to believe equity-based compensation is important to align the interests of our named executives with our shareholders and continues to analyze the best way to structure future awards given the current trading price of the common shares and the limited number of common shares available for awards under the incentive award plan.

Objectives of Our Compensation Policies

Our compensation policies for our named executives have the following objectives:

We seek to attract and retain key executives, including the named executives, by motivating them to achieve superior performance and rewarding them for that performance. Key elements of compensation may include one or more of the following:

•	a base salary that is determined in part by the named executive’s history of performance and prior compensation;

•	a performance-based cash bonus based on meeting or exceeding the quantitative criteria for adjusted earnings set forth in the 2008 cash award program;

•	a discretionary cash bonus that is based on the compensation committee’s assessment of the named executive’s duties and performance within the context of RAIT’s overall performance; and

•

equity-based compensation in amounts that are based on the executive’s role and strategic impact with respect to long term objectives, the value of which is contingent upon the performance of RAIT’s common share price, and subject to vesting schedules that require continued service with RAIT.

We seek to align the interests of our named executives with our shareholders through long-term incentives in the form of equity-based compensation. As discussed above in “Overview,” the compensation committee continues to believe equity-based compensation is important to align the interests of our named executives with our shareholders and is analyzing the best way to structure future awards going forward.

Implementing Our Objectives

Determining Compensation. The compensation committee applies its business judgment in making compensation decisions and has sole discretion in making such decisions, including the setting of quantitative or qualitative goals. In 2008, the compensation committee authorized, and RAIT’s shareholders approved, the quantitative performance-based 2008 cash award program. With respect to the other components of the named executives’ compensation for 2008, the compensation committee did not use pre-set formulas or weights for the factors it considered in determining the amount and mix of compensation elements, but the compensation committee reviewed RAIT’s financial, operating, strategic and stock performance and carefully evaluated each executive’s performance during the year against anticipated results, leadership qualities, operational performance, business responsibilities, career with RAIT, current compensation arrangements and long-term potential to enhance shareholder value. Specific factors affecting compensation decisions in 2008 for the named executives included:

•	key financial measurements of RAIT’s performance such as adjusted earnings, cash flow and total dividends paid;

•	strategic objectives such as identifying the need to modify the business model and then effectively carrying out the strategy;

•	achievement of specific operational goals for areas led by the named executive (for example, developing alternative sources of financing and de-leveraging our investment portfolio); and

•	retention of key executives to provide management continuity in a volatile market.

Comparison Group. The compensation committee considers competitive market compensation paid by other companies as an additional factor in its compensation decisions. The compensation committee uses this information as a reference point to obtain a general understanding of current compensation practices and does not attempt to maintain a certain target percentile within a peer group or set executive compensation through a formula incorporating this data. The compensation committee believes that flexibility in RAIT’s compensation programs and in the individual assessment process is necessary and allows RAIT to respond appropriately to the prevailing business environment. The compensation committee engages PM&P to periodically provide information regarding compensation practices of a suitable comparison group of companies to assist the committee in analyzing market pay levels and practices. In January 2008, the compensation committee reviewed a comparison group consisting of the following real estate investment trusts, or REITs:

Annaly Capital Management Inc.

Anworth Mortgage Asset Corp.

CapitalSource Inc.

Capital Trust, Inc.

Capstead Mortgage Corp.

Centerline Holding Company

Corus Bankshares, Inc.

Impac Mortgage Holdings, Inc.

iStar Financial Inc.

Luminent Mortgage Capital, Inc.

MFA Mortgage Investments, Inc.

NorthStar Realty Finance Corp.

NovaStar Financial, Inc.

Redwood Trust, Inc.

As RAIT’s business strategy evolves and as the business models and compensation programs for the comparison group change, the compensation committee expects to regularly review and adjust the composition of the comparator group to best reflect RAIT’s competitive market for executive talent.

Allocation Between Equity Compensation and Cash Payments. The compensation committee strives to achieve an appropriate mix between base salary, cash bonuses and equity incentive awards in order to meet RAIT’s compensation objectives. However, any pay mix objective is not applied rigidly and does not control the compensation committee’s compensation decisions; it serves as another tool to assess an executive’s total pay opportunities and whether appropriate incentives have been provided in order to accomplish our compensation objectives. The compensation committee also seeks to balance compensation elements that are based on individual contributions toward achieving RAIT’s financial, operational and strategic goals with others that are based on the performance of our common shares and our dividend record. As discussed above under “Overview,” the compensation committee continues to analyze the best way to structure equity-based compensation for executive officers going forward.

Allocation Between Types of Equity Compensation. From RAIT’s initial public offering in 1998 until 2004, the compensation committee granted stock options under the incentive award plan to RAIT’s executive officers and employees. Beginning in 2005, the compensation committee began granting phantom units to RAIT’s executive officers and employees under the incentive award plan. The compensation committee made this change because it viewed phantom units with dividend equivalents as a tangible and more effective compensation award. In connection with the Taberna merger, RAIT assumed the Taberna 2005 Equity Incentive Plan, or the Taberna equity compensation plan. This was done primarily to accommodate outstanding restricted Taberna common share awards to Taberna employees that were exchanged for RAIT common shares in connection with the Taberna merger. RAIT does not intend to make further awards pursuant to the Taberna equity compensation plan. All phantom units awarded to the executive officers in 2007 were voluntarily forfeited by the executive officers, including the named executives, in December 2007. No new equity compensation has been awarded to the executive officers in 2008. As discussed above under “Overview,” the compensation committee continues to analyze the best way to structure equity-based compensation for executive officers going forward.

Equity Grant Practices. In August 2008, the compensation committee began a practice of making equity compensation awards under the incentive award plan, whenever practicable, at any time other than a “blackout period,” as described in RAIT’s insider trading policy, which time is referred to as a window period. The compensation committee considers exceptions to this practice in the case of awards made to a new non-employee trustee upon joining the Board or to an employee or executive officer at the time of his or her hiring or promotion. In these cases, awards may, in the discretion of the compensation committee, be made effective as of the date of joining the board or such hiring or promotion, as the case may be, or, whenever practicable, during any window period after such date. The compensation committee reserves the right to terminate or modify this practice at any time and from time to time as it may deem necessary or advisable. In 2008, the compensation committee awarded equity compensation to non-employee trustees in March and August during window periods. The compensation committee also awarded equity compensation to RAIT employees other than executive officers in January 2008. Grants of equity compensation are made without regard to the possible effect of anticipated earnings or other major announcements by RAIT. We have not repriced any of our outstanding stock options.

Stock Ownership Guidelines. In January 2005, the board of trustees adopted stock ownership guidelines, or the guidelines, upon the recommendation of the compensation committee with the intent of encouraging close alignment of the interests of our trustees and senior management with our shareholders. The guidelines apply to the following persons, including the named executives:

•	trustees on the board of trustees.

•	the following senior officers of RAIT:

•	chairman of the board;

•	chief executive officer;

•	president;

•	chief operating officer;

•	chief financial officer;

•	any executive vice president or senior vice president;

•	secretary; and

•	any other officer designated by the chief financial officer of RAIT, who is designated by the compensation committee as the administrator of the guidelines.

The guideline for each trustee is to own eligible RAIT securities with a value equal to or exceeding five times the cash portion of the trustee’s annual retainer then in effect. Each trustee who is also a senior officer is subject to the guidelines for senior officers. The guideline for each senior officer is to own eligible securities with a value equal to or exceeding such senior officer’s annual base salary then in effect. Once achieved, compliance with the guidelines is expected for so long as the individual is subject to the guidelines. Compliance with the guidelines is expected, but not mandatory. However, in the event of non-compliance by any senior officer or trustee, any subsequent compensation decision by the compensation committee will take into consideration an equity-based component designed so that the senior officer or trustee would be in compliance with the guidelines. The guidelines provided that trustees and senior officers in January 2005 were expected to be in compliance with the guidelines by January 2008. The compensation committee believes that all trustees and all named officers as well as other executive officers were in substantial compliance with the guidelines until the sharp decline in the value of RAIT’s equity securities beginning in 2007. As a result, the compensation committee has waived compliance with the guidelines for all trustees and officers who were in compliance in early 2007 while the compensation committee analyzes the best way to apply the guidelines going forward.

Employment Agreements. All of our named executives have employment agreements with RAIT. Mrs. Cohen also had an Executive Pension Plan with RAIT intended to provide supplemental retirement income to Mrs. Cohen, which we refer to as a SERP, which terminated in January 2009 as described below. The employment agreements set floor amounts for base salary and, in certain cases, bonus opportunities. In addition, these employment agreements and the SERP have change-in-control and non-change in control severance protection for these executives. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements” and “Executive Compensation—Potential Payments upon Termination or Change in Control.” The compensation committee viewed these agreements and the SERP as important components of a market-competitive executive compensation program and as critical compensation elements in support of the long-term retention of key executives. All of RAIT’s executive officers currently have employment agreements with RAIT.

The Effect of Regulatory Requirements on Our Executive Compensation

IRC Section 162(m). The compensation committee periodically reviews the potential implications of Section 162(m) of the Internal Revenue Code, or IRC. This section generally disallows a publicly-held corporation’s tax deduction for compensation paid to its chief executive officer and the next three highest paid executive officers (excluding the chief financial officer) in excess of $1,000,000 in any year unless the compensation is performance-based within the meaning of Section 162(m). Although the compensation committee will consider various alternatives for preserving the deductibility of compensation payments, the compensation committee reserves the right to award compensation to our executives, and in fact has done so prior to 2008 with respect to certain of the named executives, that may not qualify under Section 162(m) as deductible compensation. All of the compensation paid to each of the named executives in 2008 was deductible by RAIT under Section 162(m). It is likely that even after adopting performance-based cash awards and performance-based equity awards, certain payments made to the named executives, for example previously awarded equity grants that vest in 2009 or later and discretionary cash awards, may not qualify for tax deduction under the provisions of Section 162(m).

IRC Section 409A. Section 409A of the IRC applies to all forms of nonqualified deferred compensation. The compensation committee takes Section 409A into account in determining the form and timing of compensation paid to our executives. RAIT intends to operate and administer its compensation arrangements in accordance with Section 409A.

IRC Sections 280G and 4999. IRC Section 280G limits our ability to take a tax deduction for certain “excess parachute payments” (as defined in Section 280G) and IRC Section 4999 imposes excise taxes on each executive that receives “excess parachute payments” paid by RAIT in connection with a change in control. Certain of our employment agreements provide for RAIT to pay amounts equal to the sum of any excise taxes payable by the executive officer by reason of the executive officer receiving any excess parachute payments plus the amount necessary to put the executive officer in the same after-tax position as if no excise taxes had been paid. The compensation committee considers the adverse tax liabilities imposed by Sections 280G and 4999, as well as other competitive factors, when it structures certain compensation payable to our named executives in connection with a change of control. The potential adverse tax consequences to RAIT and/or the named executive, however, are not necessarily determinative factors in such decisions.

Accounting Rules. Various rules under generally accepted accounting principles determine the manner in which RAIT accounts for grants of equity-based compensation to our employees in our financial statements. The compensation committee takes into consideration the accounting treatment of alternative grant proposals under Statement of Financial Accounting Standards 123, as revised, “Share-Based Payment,” or SFAS 123R, when determining the form and timing of equity compensation grants to employees, including our named executives. The accounting treatment of such grants, however, is not determinative of the type, timing, or amount of any particular grant of equity-based compensation to our employees.

Potential Impact on Compensation from Executive Misconduct. If the board of trustees determines that an executive officer has engaged in fraudulent or intentional misconduct, the board would take action to remedy the misconduct, prevent its recurrence, and impose such discipline on the officer as would be appropriate. Discipline would vary depending on the facts and circumstances, and may include, without limit, termination of employment, initiating an action for breach of fiduciary duty and, if the misconduct resulted in a significant restatement of RAIT’s financial results, seeking reimbursement of any portion of performance-based or incentive compensation paid or awarded to the executive that is greater than would have been paid or awarded if calculated based on the restated financial results. These remedies would be in addition to, and not in lieu of, any actions imposed by law enforcement agencies, regulators or other authorities.

The Elements of Our Compensation

Annual Cash Compensation

Base Salary. Base salaries are not intended to compensate individuals for extraordinary performance or for above-average performance by RAIT. Base salaries for executive officers are determined in part based on the compensation committees’ general understanding of current compensation practices in other real estate financing and/or asset management businesses and REITs, and in part by prior compensation and by an assessment of individual performance relative to responsibilities and objectives for performance. Base salaries are reviewed annually by the compensation committee. All of our executive officers, including the named executives, have employment agreements with RAIT. These employment agreements set their base salary and provide that base salary may be increased but not decreased during the term of the agreement. Historically, certain of these employment agreements also provided for mandatory minimum base salary increases. The last mandatory base salary increase required under these provisions was in the employment agreement of an executive officer who is not a named executive which provided for a mandatory minimum base salary increase in 2009. As a result of the expiration of these provisions, the compensation committee will have greater flexibility in setting base salaries for executive officers, including the named executives, in the future. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements.”

Bonus Plan. Executive officers are eligible to receive annual bonuses, which are generally based on our overall performance during the preceding year and the individual’s specific contribution to that performance.

RAIT does not currently have a defined bonus pool. The compensation committee, in its discretion, determines the allocation and amount of annual bonus payments to executive officers. In 2008, the compensation committee granted, and RAIT’s shareholders approved, the 2008 cash award program which provided for quantitative performance-based cash awards to our executive officers. The salaries paid and the annual bonuses awarded to the named executives in 2008 are discussed below and shown in the Summary Compensation Table below.

Equity-Based Compensation

Equity-based compensation awards are designed to focus executive officers on the long-term goals and performance of RAIT and to provide a reward based on a composite of factors including our performance relative to the performance of others in our sector both as to return on equity and other industry appropriate financial measures.

Since 2005, the compensation committee has only awarded equity compensation in the form of phantom units to our executive officers, including the named executives. These phantom units vest over time, are redeemable for the equivalent number of our common shares on the date of redemption which occurs after vesting and provide for the payment of dividend equivalents prior to redemption. All terms of phantom units issued to employees are determined by the compensation committee at the time of grant. Participation in the incentive award plan is at the discretion of the compensation committee and is determined by potential contribution to, or impact upon, the overall performance of RAIT by the employee. Phantom units offer executives the opportunity to receive common shares on the relevant redemption date. In this regard, phantom units serve both to reward and retain executives, as the value of the phantom unit is linked to the price of common shares on the relevant redemption date.

Other Compensation

RAIT provides certain other forms of compensation and benefits to the named executives, including perquisites and 401(k) matching contributions, as discussed below. The compensation committee has reviewed these other components of compensation in relation to the total compensation of the named executives, and determined that they are reasonable and appropriate.

Perquisites. Mr. Mitrikov’s responsibilities included managing our European operations, which required him to spend a significant portion of his time working in the United Kingdom. As a result, the compensation committee authorized paying him a housing allowance and tax gross up described below. None of our other named executives received perquisites equal to or greater than $10,000 in 2008. In general, we do not emphasize perquisites as part of the compensation packages we offer and seek to emphasize other elements.

401(k)Plan. The RAIT 401(k) plan offers eligible employees the opportunity on the same terms and conditions to make long-term investments on a regular basis through salary contributions, which are supplemented by our matching cash contributions and potential profit sharing payments. Since January 1, 2008, RAIT has provided a 4% cash match of the employee contributions and may pay an additional 2% of eligible compensation as discretionary cash profit sharing payments. Any matching contribution made by RAIT pursuant to the RAIT 401(k) plan vests 33% per year of service, provided that amounts carried over from the former RAIT 401(k) plan in effect prior to 2008 retain the vesting schedule of that plan. No common shares are issued pursuant to the RAIT 401(k) plan. As of January 1, 2008, all of the named executives participated in the RAIT Financial Trust 401(k) Plan. RAIT contributed employer matches on behalf of the named executives as set forth in footnote 4 in the Summary Compensation Table.

Post-Termination Compensation. We entered into employment agreements with members of our senior management team, including the named executives. Each of these agreements provides for payments and other benefits if the executive’s employment terminates under specified circumstances, including in the event of a “change in control”. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based

Awards Table—Employment Agreements” and “Executive Compensation—Potential Payments upon Termination or Change in Control” for a description of these severance and change in control benefits.

The compensation committee believes that these severance and change in control arrangements are an important part of overall compensation for these named executives because they help to secure the continued employment and dedication of these named executives, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change in control. The compensation committee also believes that these arrangements are important as a recruitment and retention device, as most of the companies with which we compete for executive talent have customarily had similar agreements in place for their senior employees.

The executive employment agreements also contain provisions that prohibit the executive from disclosing RAIT’s confidential information and, for some named executives, prohibit the executive from engaging in certain competitive activities or soliciting any of our employees or customers. An executive will forfeit his right to receive post-termination compensation if he breaches these or other restrictive covenants in the employment agreements. We believe that these provisions help ensure the long-term success of RAIT.

Supplemental Retirement Compensation. We have a SERP for Mrs. Cohen that is discussed below. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Betsy Z. Cohen” below.

Compensation Decisions for the Named Executives in 2008

The specific compensation decisions made for each of the named executives for 2008 reflect the conditions and considerations described above in “Overview.” Compensation decisions for each of the named executives were tailored to their specific situations and are separately discussed, with the exception of the application of the performance-based 2008 cash award program, the parameters of which were applied to all named executives in a similar fashion.

2008 Cash Award Program Awards for Named Executives

The compensation committee proposed, and at its 2008 annual meeting RAIT’s shareholders approved, a performance-based 2008 cash award program contingent on RAIT’s achievement of certain levels of adjusted earnings for 2008. The compensation committee selected adjusted earnings as the relevant performance criteria because RAIT uses adjusted earnings to evaluate the performance of its investment portfolios, its ability to generate fees, its ability to manage its expenses and its dividend paying ability before the impact of non-cash adjustments recorded in accordance with GAAP. Each named executive participated in the 2008 cash award program and was given the opportunity to earn a cash award equal to up to a designated percentage of their respective base salary if RAIT achieved adjusted earnings per share at defined threshold, target and maximum levels, with the percentage being interpolated if the result was between any of the levels. The designated percentages of Mr. Cohen, Mrs. Cohen, Mr. Schaeffer and Mr. Mitrikov were 60% if the defined threshold level was met, 120% if the defined target level was met and 180% if the defined maximum level was met. The designated percentages of Mr. Salmon were 75% if the defined threshold level was met, 100% if the defined target level was met and 125% if the defined maximum level was met. Based on the roles and responsibilities of Mr. Cohen, Mrs. Cohen, Mr. Schaeffer and Mr. Mitrikov and their strategic impact on RAIT’s results, the 2008 cash award program provides a wider range of cash bonuses for them (lower payout opportunity at the threshold performance level and higher payout opportunity at the target and at maximum performance levels), than it does for Mr. Salmon and other executive officers.

RAIT achieved adjusted earnings per weighted-average share outstanding-diluted of $1.84, which resulted in the calculation of a cash award for Mr. Cohen, Mrs. Cohen, Mr. Schaeffer and Mr. Mitrikov equal to 118% of their respective base salary and for Mr. Salmon equal to 99% of his base salary. We describe the amounts of these awards and bonuses, the 2008 cash award program and the calculation of adjusted earnings per share under the 2008 cash award program in “Summary Compensation Table,” “Grants of Plan-Based Awards in 2008” and “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-2008 Cash Awards Program.” The compensation committee did not make any discretionary bonus awards for 2008. The compensation committee did not establish a similar quantitative criteria-based bonus program for 2009 but retains the right to establish a discretionary cash bonus pool for the named executives and other officers whose compensation it sets for 2009.

Other Compensation of Named Executives in 2008

Daniel G. Cohen. Mr. Cohen’s employment agreement with RAIT required a minimum 10% percentage increase in his base salary as of January 1, 2008. The compensation committee authorized an increase to Mr. Cohen’s base salary in January 2008 equal to the minimum amount called for under his employment agreement. Effective February 22, 2009, Mr. Cohen resigned as chief executive officer of RAIT in order to accept the position of chief executive officer of Alesco in connection with a proposed merger involving Alesco and Cohen & Company. Mr. Cohen will continue to serve as a trustee on the board. The compensation committee has authorized that compensation be paid to Mr. Cohen for his continuing service as a non-management trustee. See “Trustee Compensation” below. In connection with his resignation, the compensation committee approved, and Mr. Cohen and RAIT entered into, a letter of separation which provided that Mr. Cohen would receive his accrued, but unpaid, annual base salary through his resignation date, payment of his bonus that he earned under the 2008 cash award program and any of his accrued and vested benefits under RAIT’s benefit plans, other than severance benefits, and that, except as described above, he will not be entitled to receive any other compensation or benefits as a result of his resignation.

Jack E. Salmon. Mr. Salmon has borne the responsibility of maintaining the financial affairs of RAIT in a time of enormous pressure and was directly involved with raising and managing new sources of capital and liquidity. The compensation committee maintained parity in the percentage increase in the base salary of Mr. Salmon with the automatic increase of Mr. Cohen and authorized a 10% increase to Mr. Salmon’s base salary in January 2008.

Betsy Z. Cohen. Mrs. Cohen had served as RAIT’s chief executive officer prior to the Taberna merger and had voluntarily reduced her base salary consistent with an anticipated reduction in her responsibilities as she ceased to be RAIT’s chief executive officer at the time of the Taberna merger. The anticipated reduction in Mrs. Cohen’s responsibilities did not occur primarily due to the challenging economic conditions referenced in “Overview” above. Effective January 2008, the compensation committee raised Mrs. Cohen’s base salary to $550,000 as part of a rebalancing of her pay mix in light of the added demands on her. Mrs. Cohen has been active in creating and implementing the strategies that have maintained RAIT’s financial stability and its dealings with lenders throughout the financial crisis that started in the second half of 2007.

Mrs. Cohen is also entitled under her employment agreement to benefits under a SERP. Under the terms of her SERP, Mrs. Cohen’s benefit consists of two components, a common share component and a cash component. The common share component of 163,624 common shares was distributed pursuant to Mrs. Cohen’s instructions in July 2007. The SERP commenced distribution of the cash component in the amount of approximately $433,000 per year in a 50% joint and survivor annuity on July 1, 2007. In December 2008, in accordance with transition relief under proposed regulations under IRC Section 409A, the compensation committee authorized, and Mrs. Cohen elected, to have the portion of the cash benefit payable to her for 2009 and later paid to her as an actuarial equivalent lump sum cash payment of $4,389,607 in January 2009. Payment of the lump sum fully satisfied RAIT’s obligations to Mrs. Cohen under her SERP. Mrs. Cohen’s receipt of her SERP benefits was not contingent on her retirement or other termination of service with RAIT and she can continue to be employed by RAIT pursuant to her employment agreement after receipt of the SERP benefit. See “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards-Employment Agreements-Betsy Z. Cohen.”

Scott F. Schaeffer. Mr. Schaeffer was primarily responsible for managing and expanding the core commercial mortgage business that generated, and continues to generate, a considerable portion of RAIT’s cash flow. The compensation committee believes that it has been Mr. Schaeffer’s overall management skill that has enabled RAIT to fund core commercial mortgage transactions that generate fees and continuing income through securitizations and loans that remain on RAIT’s books. In 2008, Mr. Schaeffer’s salary was maintained at $500,000, the level required by his employment agreement. Effective February 22, 2009, the board promoted Mr. Schaeffer to serve as RAIT’s chief executive officer. Mr. Schaeffer will also continue to serve as RAIT’s president. In connection with Mr. Schaeffer’s promotion, on February 22, 2009, the compensation committee approved an amendment to Mr. Schaeffer’s employment agreement to reflect his new position and to increase his base salary to an annual rate of $550,000.

Plamen M. Mitrikov. Mr. Mitrikov has been the executive responsible for developing the European operation of RAIT. He has been instrumental in structuring, obtaining rating agency approvals, and funding the transactions for the two European based CDOs RAIT has completed. In January 2008, Mr. Mitrikov’s salary was increased to $500,000 based on his important contributions to RAIT and also to give his salary greater parity with RAIT’s other named executive officers. Mr. Mitrikov’s responsibilities with RAIT required him to spend a significant portion of his time in the United Kingdom. As a result, in August 2008, the compensation committee authorized a letter agreement with Mr. Mitrikov providing him with a housing allowance for his housing expenses in the United Kingdom and providing that he would be reimbursed for any excess income taxes that are incurred as a direct result of his agreed work arrangement with RAIT in the United Kingdom.

Compensation Committee Report

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis and discussed that analysis with management. Based on its review and discussions with management, the compensation committee recommended to RAIT Financial Trust’s (“RAIT”) board of trustees that the Compensation Discussion and Analysis be included in RAIT’s annual report on Form 10-K for 2008 and RAIT’s 2009 proxy statement. This report is provided by the following independent trustees who comprise the committee:

Daniel Promislo, Chairman
John F. Quigley, III
Murray Stempel, III

Executive Officer Compensation

The following table provides summary information about compensation expensed or accrued by RAIT during the fiscal year ended December 31, 2008, for the following persons, who we refer to as the named executives:

•

The person who served as our chief executive officer during 2008: Daniel G. Cohen. Effective February 22, 2009, Mr. Cohen resigned as chief executive officer of RAIT. Mr. Cohen continues to serve as a trustee on the board.

•	The person who served as our chief financial officer during 2008: Jack E. Salmon.

•

The three most highly compensated executive officers other than our CEO and CFO serving at the end of the fiscal year ended December 31, 2008 with total compensation in excess of $100,000: Betsy Z. Cohen, our Chairman, Scott F. Schaeffer, our President and Chief Operating Officer and Plamen M. Mitrikov, our Executive Vice-President—Asset Management. Effective February 22, 2009, the board promoted Mr. Schaeffer to serve as RAIT’s chief executive officer. Mr. Schaeffer also continues to serve as RAIT’s president.

In accordance with SEC staff guidance, we do not reflect in the Summary Compensation Table or other tables which follow the compensation paid by Taberna prior to the Taberna merger in December 2006 to the executive officers who joined RAIT from Taberna: Mr. Cohen, Mr. Salmon and Mr. Mitrikov.

Summary Compensation Table

Name and Principal Position at December 31, 2008	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
Daniel G. Cohen Chief Executive Officer	2008 2007 2006	724,477 660,000 32,877	— 800,000 —	2,571,048 4,931,958 273,998	853,776 — —	— — —	125,209 716,416 338	4,274,510 7,108,374 307,213

Jack E. Salmon Chief Financial Officer	2008 2007 2006	482,985 440,000 21,918	— 600,000 —	138,855 138,855 7,714	479,160 — —	— — —	23,362 64,108 338	1,124,362 1,242,963 29,970

Betsy Z. Cohen Chairman of the Board of Trustees	2008 2007 2006	545,962 375,000 700,000	— 1,000,000 842,300	93,749 124,999 31,250	646,800 — —	798,088 — 4,565,699	31,234 231,532 21,157	2,115,832 1,731,530 6,160,406

Scott F. Schaeffer President and Chief Operating Officer	2008 2007 2006	500,000 500,000 500,000	— 600,000 521,150	177,896 174,998 137,500	588,000 — —	— — —	44,708 80,995 15,356	1,310,605 1,355,993 1,174,006

Plamen M. Mitrikov Executive Vice- President—Asset Management	2008 2007	497,077 330,000	— 1,225,000	1,234,708 1,234,708	588,000 —	— —	203,351 279,193	2,523,136 3,068,901

(1)	Each of the named executives contributed a portion of their salary to the RAIT 401(k) savings plan after January 1, 2008 and previously to the former RAIT 401(k) savings plan or the Taberna 401(k) plan assumed in connection with the Taberna merger. These 401(k) contributions are included in the “Salary” column in the year earned.

(2) This column represents the dollar amount expensed for financial statement reporting purposes with respect to each year indicated for the fair value of options, restricted shares and phantom units in accordance with SFAS 123R. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. For options and phantom units, fair value is calculated using the closing price of our stock on the date of grant. Messrs. Cohen and Salmon received Taberna restricted common share awards during their employment with Taberna that did not fully vest upon the effectiveness of the Taberna merger. These restricted share awards are reflected similarly to that of the options and phantom units, in that the SFAS 123R expense is reflected in this column (pro-rated based upon total shares vested, pre- and post-merger) and the awards granted to each of Messrs. Cohen and Salmon are reflected in the “Grants of Plan-Based Awards” table. For additional information on the valuation assumptions with respect to these grants, refer to note 11 of our financial statements in the 2008 annual report. See “Grants of Plan-Based Awards” table for information on all awards made in 2008. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that may be recognized by the named executives. Furthermore, these amounts exclude each of these executive’s voluntary forfeiture of phantom units in December 2007 that was recorded as an expense in accordance with SFAS 123R. The phantom units forfeited were awarded in January 2007. The forfeitures and related expense for each of these executives during 2007 were as follows:

Name	Units Forfeited	Amount Expensed as Compensation through September 30, 2007 ($)	Amount Expensed as Forfeiture Expense in December 2007 ($)	Total ($)
Daniel G. Cohen	75,000	412,988	2,340,263	2,753,250
Jack E. Salmon	10,000	68,831	298,269	367,100
Betsy Z. Cohen	100,000	688,313	2,982,688	3,671,000
Scott F. Schaeffer	25,000	172,078	745,672	917,750
Plamen Mitrikov	45,000	309,741	1,342,209	1,651,950

Due to the decline in the price of the common shares, if the stock awards for which expenses are shown under the “Stock Awards” column for fiscal 2008 were valued in accordance with the market value of the common shares based on their closing price as of December 31, 2008 rather than the grant date fair value reflected in the Summary Compensation Table, their valuations would differ as follows:

Value of Stock Awards Vesting In Fiscal 2008 (Supplemental Table)

	Based on Grant Date Fair Value		Based on 12/31/2008 Fair Value ($2.60)
Name	2008 Grants ($)	Prior Year Grants ($)	2008 Grants ($)	Prior Year Grants ($)
Daniel G. Cohen	—	2,571,048	—	194,493
Jack E. Salmon	—	138,855	—	10,504
Betsy Z. Cohen	—	93,749	—	8,252
Scott F. Schaeffer	—	177,896	—	16,493
Plamen Mitrikov	—	1,234,708	—	93,402

(3)	This column reports the sum of the change in pension value and any non-qualified deferred compensation earnings in each year indicated. All of the amounts shown for Mrs. Cohen represent the change in pension value of her SERP. Ms. Cohen is the only executive of RAIT that is covered by a SERP. For a description of the SERP, see “Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards—Employment Agreements—Betsy Z. Cohen” below. There were no above-market or preferential earnings on non-qualified deferred compensation for any of the named executives.

(4)	The following table describes the components of the amounts set forth in the “All Other Compensation” column in the Summary Compensation Table.

Name	Year	Company Contributions to Retirement and 401(k) Plans ($)(a)	Dividend Equivalents on Phantom Units and Dividends on Restricted Stock ($)(b)	Housing Allowances ($)(c)	Tax Reimbursement Payments(d)	Total ($)(e)
Daniel G. Cohen	2008	13,800	111,409	—	—	125,209
	2007	13,500	702,916	—	—	716,416
	2006	338	—	—	—	338
Jack E. Salmon	2008	13,800	9,562	—	—	23,362
	2007	13,500	50,608	—	—	64,108
	2006	338	—	—	—	338
Betsy Z. Cohen	2008	13,800	17,434	—	—	31,234
	2007	15,375	216,157	—	—	231,532
	2006	15,000	6,157	—	—	21,157
Scott F. Schaeffer	2008	13,800	30,908	—	—	44,708
	2007	11,625	69,370	—	—	80,995
	2006	11,250	4,106	—	—	15,356
Plamen Mitrikov	2008	13,800	39,344	106,029	44,178	203,351
	2007	13,500	265,693	—	—	279,193

(a)	This column reports the total amount of RAIT matching contributions to the named executive’s 401(k) savings account, up to the limitations imposed under IRS rules. Effective January 1, 2008, we combined the former RAIT 401(k) plan and the Taberna 401(k) plan which we assumed in connection with the Taberna merger. Under the RAIT 401(k) plan in effect since January 1, 2008, RAIT provides a 4% cash match of the employee contributions and may pay an additional 2% of eligible compensation as discretionary cash profit sharing payments. Any matching contribution made by RAIT pursuant to the RAIT 401(k) plan vests 33% per year of service, provided that amounts carried over from the former RAIT 401(k) plan in effect prior to 2008 retain the vesting schedule of that plan. No common shares are issued pursuant to the RAIT 401(k) plan. As of January 1, 2008, all of the named executives participated in the RAIT 401(k) Plan. Under the terms of the former RAIT 401(k) plan in effect prior to 2008, we matched 75% of employee contributions for all participants. Messrs. Cohen, Salmon and Mitrikov were not plan participants in the former RAIT 401(k) plan but were participants in Taberna’s 401(k) plan. Under this plan, RAIT matched 4% of employee’s eligible compensation and provided a 2% discretionary profit sharing match up to the IRS imposed restrictions. See “Compensation Discussion and Analysis—The Elements of Our Compensation—Other Compensation—401(k) Plans”

(b)	This column reports amounts paid as dividends or dividend equivalents relating to restricted shares and phantom units.

(c)	This column reports amounts paid as a housing allowance associated with Mr. Mitrikov’s responsibilities in a foreign location. See “The Elements of Our Compensation-Perquisites.”

(d)	This column reports amounts paid as a tax reimbursement, or tax gross-up, associated with Mr. Mitrikov’s responsibilities in a foreign location. See “The Elements of Our Compensation-Perquisites.”

(e)	Other than the amounts disclosed under the column “Housing Allowance,” the aggregate amount of perquisites and other personal benefits and property for any named executive does not exceed $10,000 and so is not reflected in the total in accordance with SEC rules.

Grants of Plan-Based Awards in 2008

The only grants of plan-based awards to the named executives in 2008 were the awards made pursuant to the 2008 cash awards program. The table below summarizes the “Threshold”, “Target”, and “Maximum” cash awards payable under the 2008 cash award program, in dollars:

Name	Grant Date(1)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards
		Threshold ($)	Target ($)	Maximum ($)
Daniel G. Cohen(2)	3/28/2008	$435,600	$871,200	$1,306,800

Jack E. Salmon(3)	3/28/2008	$363,000	$484,000	$605,000

Betsy Z. Cohen(4)	3/28/2008	$330,000	$660,000	$990,000

Scott F. Schaeffer(5)	3/28/2008	$300,000	$600,000	$900,000

Plamen Mitrikov(6)	3/28/2008	$300,000	$600,000	$900,000

(1)	On March 28, 2008, the compensation committee approved these grants under the 2008 cash award program established pursuant to the incentive award plan, subject to obtaining the approval of RAIT’s shareholders of the amendment and restatement of the incentive award plan. On May 20, 2008, the approval of RAIT’s shareholders was obtained.

(2)	Mr. Cohen’s performance-based cash award for 2008, as a percentage of his 2008 base salary of $726,000, was as follows: Threshold—60%; Target—120%; and Maximum—180%. The amount paid to Mr. Cohen in 2009 in accordance with this plan was $853,776 as RAIT’s adjusted earnings of $1.84 was between the Threshold and Target levels resulting in an interpolated percentage of 118%.

(3)	Mr. Salmon’s performance-based cash award for 2008, as a percentage of his 2008 base salary of $484,000, was as follows: Threshold—75%; Target—100%; and Maximum—125%. The amount paid to Mr. Salmon in 2009 in accordance with this plan was $479,160 as RAIT’s adjusted earnings of $1.84 was between the Threshold and Target levels resulting in an interpolated percentage of 99%.

(4)	Mrs. Cohen’s performance-based cash award for 2008, as a percentage of her 2008 base salary of $550,000, was as follows: Threshold—60%; Target—120%; and Maximum—180%. The amount paid to Mrs. Cohen in 2009 in accordance with this plan was $646,800 as RAIT’s adjusted earnings of $1.84 was between the Threshold and Target levels resulting in an interpolated percentage of 118%.

(5)	Mr. Schaeffer’s performance-based cash award for 2008, as a percentage of his 2008 base salary of $500,000, was as follows: Threshold—60%; Target—120%; and Maximum—180%. The amount paid to Mr. Schaeffer in 2009 in accordance with this plan was $588,000 as RAIT’s adjusted earnings of $1.84 was between the Threshold and Target levels resulting in an interpolated percentage of 118%.

(6)	Mr. Mitrikov’s performance-based cash award for 2008, as a percentage of his 2008 base salary of $500,000, was as follows: Threshold—60%; Target—120%; and Maximum—180%. The amount paid to Mr. Mitrikov in 2009 in accordance with this plan was $588,000 as RAIT’s adjusted earnings of $1.84 was between the Threshold and Target levels resulting in an interpolated percentage of 118%.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

We provide additional disclosure below of factors relating to the Summary Compensation Table and Grants of Plan-Based Awards in 2008 Table, including descriptions of the 2008 cash award program and the employment agreements of some of the named executives.

2008 Cash Award Program

In March 2008, the compensation committee approved, subject to shareholder approval of the amendment and restatement of the incentive award plan, the 2008 cash award program under the incentive award plan. RAIT’s shareholders approved the amendment and restatement of incentive award plan in May 2008 and the

2008 cash award program became effective. The 2008 cash award program provided for cash awards payable to eight executive officers, including the named executives, and one other highly-compensated employee of RAIT, on the attainment of specified performance goals in RAIT’s 2008 fiscal year. These cash awards were to be paid if RAIT achieved a level of adjusted earnings per diluted RAIT common share, which we refer to as the cash award adjusted earnings, of at least $1.60 per share in RAIT’s 2008 fiscal year. If the level of cash award adjusted earnings was less than $1.60 per share, no cash award was to be paid under the 2008 cash award program. The value of the cash award payable to each eligible officer depended on how much, if any, the cash award adjusted earnings per share actually achieved in 2008 exceeded the $1.60 per share level. The designated percentage of base salary that would be payable as a cash award to the named executives upon the achievement of cash award adjusted earnings per share at defined threshold, target and maximum levels is described in the footnotes to the Grants of Plan-Based Awards Table above.

For purposes of the 2008 cash award program, the “Threshold” cash award adjusted earnings level was equal to $1.60 per share, the “Target” cash award adjusted earnings level was equal to $1.85 per share and the “Maximum” cash award adjusted earnings level was equal to $2.10 per share. No further awards were issuable if cash award adjusted earnings per share exceeded $2.10 per share. Any cash award adjusted earnings falling between the “Threshold” and “Target” benchmarks or the “Target” and “Maximum” benchmarks resulted in an interpolation of the percentage of base salary awarded. The compensation committee could reduce, but could not increase, the cash awards payable under the 2008 cash award program for any participant for any reason or no reason, in its sole discretion. In February 2009, the compensation committee certified RAIT’s cash award adjusted earnings to be $1.84 per share based on information provided for the 2008 annual report. This was calculated by dividing RAIT’s adjusted earnings for 2008 by the RAIT’s weighted-average common shares outstanding-diluted. This calculation is set forth below (dollars in thousands, except share and per share amounts):

For The Year Ended December 31, 2008
Net loss available to common shares, as reported	$(442,882)
Add (deduct):
Provision for losses	162,783
Depreciation expense	7,501
Amortization of intangible assets	17,077
Gains on sale of assets	(806)
Gains on extinguishment of debt	(42,572)
Capital losses (1)	32,059
Change in fair value of financial instruments, net of allocation to minority interest of $(206,036) for the year ended December 31, 2008	346,401
Unrealized losses on interest rate hedges	407
Interest cost of hedges, net of allocation to minority interest of $14,061 for the year ended December 31, 2008	(40,540)
Asset impairments	67,052
Share-based compensation	7,206
Fee income deferred	1,080
Deferred tax provision	1,238

Adjusted earnings	$116,004

Weighted-average shares outstanding—Diluted	63,024,154

Adjusted earnings per share—Diluted	$1.84

(1)	During the year ended December 31, 2008, all of our warehouse arrangements were terminated. We have recorded the loss of our warehouse deposits as a component of the change in fair value of free-standing derivatives in our consolidated statement of operations.

Based on this calculation, the compensation committee authorized the cash awards set forth in the Grants of Plan-Based Awards in 2008 Table based on the interpolated percentage of each participant’s base salary.

Employment Agreements

RAIT has entered into employment agreements with all of the named executives. The post-termination and severance provisions of these agreements are discussed in “Potential Payments on Termination or Change-In-Control” below.

Daniel G. Cohen

On June 8, 2006, RAIT entered into an employment agreement with Mr. Cohen which became effective upon completion of the Taberna merger in December 2006. This employment agreement was for a three-year term commencing on the effective date of the Taberna merger and thereafter for successive one year periods unless either party provided the other party with notice of non-renewal prior to three months before the expiration of the term. It provided that Mr. Cohen would be chief executive officer and provided for an initial annual base salary of $600,000. The base salary could be increased in the discretion of the compensation committee; provided, however, that on each of January 1, 2007 and January 1, 2008, the base salary for Mr. Cohen would be increased by no less than 10%. The employment agreement provided that he could be eligible for an annual bonus in the discretion of the compensation committee. The employment agreement further provided that Mr. Cohen was eligible to participate in the incentive award plan and to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other senior executives of RAIT, and such other benefits as were commensurate with his position. As described above under “Compensation for the Named Executives in 2008,” Mr. Cohen resigned as RAIT’s chief executive officer in February 2009. In connection with his resignation, the compensation committee approved, and Mr. Cohen and RAIT entered into, a letter of separation which provided that Mr. Cohen would receive his accrued, but unpaid, annual base salary through his resignation date, payment of the bonus that he earned under the 2008 cash award program and any of his accrued and vested benefits under RAIT’s benefit plans, other than severance benefits, and that, except as described above, he would not be entitled to receive any other compensation or benefits as a result of his resignation.

Jack E. Salmon

On June 8, 2006, RAIT entered into an employment agreement with Mr. Salmon which became effective upon completion of the Taberna merger in December 2006. This employment agreement is for a three-year term commencing on the effective date of the Taberna merger and renewing automatically for successive one year periods unless either party provides the other party with notice of non-renewal prior to three months before the expiration of the term. It provides that Mr. Salmon shall be chief financial officer (reporting to the chief executive officer) and provides for an initial annual base salary of $400,000. Any increase in salary shall be subject to the discretion of the compensation committee. The employment agreement provides that Mr. Salmon may be eligible for an annual bonus which will be awarded by the compensation committee in its discretion. The employment agreement further provides that Mr. Salmon is eligible to participate in RAIT’s equity compensation plan and is eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other senior executives of RAIT, and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time. Changes to Mr. Salmon’s base salary, bonuses awarded and equity and other compensation are described above. See “Compensation for the Named Executives in 2008.”

Betsy Z. Cohen

On January 23, 2002, RAIT entered into an employment agreement with Betsy Z. Cohen employing her as its chairman and chief executive officer with an effective date of October 1, 2001. This agreement was amended on December 11, 2006 in connection with the Taberna merger. Under her agreement, as amended, (i) Mrs. Cohen continues as chairman of the board of trustees of RAIT; (ii) the employment agreement has a continuous three year term; (iii) her annual base salary was initially set at $375,000. Mrs. Cohen’s base salary was subsequently increased to an annual rate of $550,000 by the compensation committee. See “Compensation for the Named Executives in 2008.” Mrs. Cohen is also eligible for bonuses as determined by the compensation committee. The employment agreement also provides for the establishment of a SERP for Mrs. Cohen that is described below.

In connection with the amendment of Mrs. Cohen’s employment agreement, RAIT memorialized the terms of the SERP benefit set forth in Mrs. Cohen’s employment agreement in an amended and restated SERP plan document. The SERP also incorporated the relevant provisions of Section 409A of the Internal Revenue Code. The SERP is a nonqualified deferred compensation plan that only covers Mrs. Cohen. Under the terms of the SERP, Mrs. Cohen’s benefit consists of two components, a common share component and a cash component. The common share component of 163,624 common shares was distributed pursuant to Mrs. Cohen’s instructions in July 2007. The cash component is equal to 50% of the amount determined by subtracting the “primary social security benefit” (as defined in the SERP Plan) from 60% of her three year average annual compensation for the 2004, 2005 and 2006 calendar years, increased by 1/2 % for each month between October 29, 2006 and the date on which the cash benefit portion commences to be paid. The SERP commenced distribution of the cash component in the amount of approximately $433,000 per year in a 50% joint and survivor annuity on July 1, 2007. RAIT has contributed to a rabbi trust established for purposes of the SERP an amount intended to cover this cash benefit. As of December 31, 2008, the SERP benefit was fully vested, RAIT had delivered the common shares as described above and had deposited $4,472,000 of cash and other investments into the rabbi trust. Based upon current actuarial calculations, the benefit obligation owed was $4,223,000 and was fully funded as of December 31, 2008. In December 2008, in accordance with transition relief under proposed regulations under IRC Section 409A, the compensation committee authorized, and Mrs. Cohen elected, to have the portion of the cash benefit payable to her for 2009 and all future payments to be made to her under the SERP paid to her as an actuarial equivalent lump sum cash payment of $4,389,607 in January 2009. Payment of the lump sum fully satisfied RAIT’s obligations to Mrs. Cohen under her SERP. Mrs. Cohen’s receipt of her SERP benefits is not contingent on her retirement or other termination of service with RAIT and she can continue to be employed by RAIT pursuant to her employment agreement after receipt of the SERP benefit. Changes to Mrs. Cohen’s base salary, bonuses awarded and equity and other compensation are described above. See “Compensation for the Named Executives in 2008.”

Scott F. Schaeffer

On January 23, 2002, RAIT entered into an employment agreement with Scott F. Schaeffer employing him as its president and chief operating officer. The agreement had an effective date of October 1, 2001. This agreement was amended on December 11, 2006 in connection with the Taberna merger. Under his agreement, as amended, Mr. Schaeffer served as the president and chief operating officer of RAIT; the employment agreement has a continuous three year term; and his annual base salary was maintained at $500,000. Under the agreement, Mr. Schaeffer’s base compensation may be increased by the compensation committee based upon its evaluation of his performance. Mr. Schaeffer is also eligible for bonuses as determined by the compensation committee and is entitled to a car allowance of not less than $500 per month. Effective February 22, 2009, the board promoted Mr. Schaeffer to serve as RAIT’s chief executive officer. Mr. Schaeffer will also continue to serve as RAIT’s president. In connection with Mr. Schaeffer’s promotion, on February 22, 2009, the compensation committee approved an amendment to Mr. Schaeffer’s employment agreement to reflect his new position and to increase his base salary to an annual rate of $550,000. Changes to Mr. Schaeffer’s base salary, bonuses awarded and equity and other compensation are described above. See “Compensation for the Named Executives in 2008.”

Plamen M. Mitrikov

On June 8, 2006, RAIT entered into an employment agreement with Mr. Mitrikov which became effective upon completion of the Taberna merger. This employment agreement is for a three-year term commencing on the effective date of the Taberna merger and renewing automatically for successive one year periods unless either party provides the other party with notice of non-renewal prior to three months before the expiration of the term. It provides that Mr. Mitrikov shall be our executive vice-president—asset management (reporting to the chief executive officer) and provides for an initial annual base salary of $300,000. Any increase in salary is subject to the discretion of the compensation committee. The employment agreement provides that Mr. Mitrikov may be eligible for an annual bonus which will be awarded by the compensation committee in its discretion. The employment agreement further provides that Mr. Mitrikov is eligible to participate in the RAIT’s equity compensation plan and eligible to receive the same benefits, including medical insurance coverage and retirement plan benefits in a 401(k) plan, to the same extent as other senior executives of RAIT, and such other benefits as are commensurate with his position. Participation in employee benefit plans will be subject to the terms of those benefit plans as in effect from time to time. Mr. Mitrikov’s responsibilities with RAIT required him to spend a significant portion of his time in the United Kingdom. As a result, in August 2008, the compensation committee authorized a letter agreement with Mr. Mitrikov providing him with a housing allowance for his housing expenses in the United Kingdom and providing that he would be reimbursed for any excess income taxes that are incurred as a direct result of his agreed work arrangement with RAIT in the United Kingdom. Changes to Mr. Mitrikov’s base salary, bonuses awarded and equity and other compensation are described above. See “Compensation for the Named Executives in 2008.”

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table provides information on the current holdings of stock options, phantom unit and restricted stock by the named executives. This table includes unexercised and unvested option awards, unvested phantom units, and unvested restricted shares. Each equity grant is shown separately for each named executive. The market value of the stock awards is based on the closing market price of RAIT common shares as of December 31, 2008, which was $2.60. For additional information about the option awards and share awards, see the description of equity incentive compensation in “Compensation Discussion and Analysis” above.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)
Daniel G. Cohen	—	—	—	50,525	(1)	131,365
Jack E. Salmon	—	—	—	5,056	(1)	13,146
Betsy Z. Cohen	45,000	23.15	10/21/2013	—		—
Scott F. Schaeffer	37,500	23.15	10/21/2013	11,103	(2)	28,868
Plamen Mitrikov	—	—	—	8,987	(1)	23,366

(1)

These amounts reflect Taberna restricted common share awards received during their employment with Taberna that were converted into RAIT restricted share awards based upon the conversion ratio in the Taberna merger of 0.5389. These awards vest in equal quarterly installments as follows: Mr. Cohen—50,525 restricted shares vesting quarterly through March 31, 2010; Mr. Salmon— 5,056 restricted shares vesting quarterly through March 31, 2010; and Mr. Mitrikov—8,987 restricted shares vesting quarterly through March 31, 2009. Mr. Cohen’s restricted shares will continue to vest after his resignation as RAIT’s chief executive officer due to his continued service to RAIT as a non-employee trustee on the board. Effective upon the closing of the Taberna merger, RAIT assumed the Taberna equity compensation plan, and Taberna’s obligations thereunder. RAIT does not intend to make any further awards under the Taberna equity compensation plan. Mr. Cohen, Mr. Salmon and Mr. Mitrikov are among the persons who will continue to hold RAIT common shares issued subject to restrictions under the Taberna Plan.

(2)	These awards vest on each anniversary of the date of grant. Mr. Schaeffer’s remaining unvested phantom units will vest as follows: 3,701 on January 24, 2009 and 7,402 on January 24, 2010.

Option Exercises and Stock Vested in Fiscal 2008

The following table provides information for the named executives with respect to the number of shares acquired upon the vesting of stock awards in the form of phantom units or restricted shares or otherwise and the value realized, based upon the market price of our common shares on the date of vesting, each before payment of any applicable withholding tax and broker commissions. The named executives did not exercise any stock options during 2008.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Daniel G. Cohen(1)	74,805	469,631
Jack E. Salmon(2)	4,040	22,675
Betsy Z. Cohen(3)	4,232	13,202
Scott F. Schaeffer(4)	5,394	38,479
Plamen Mitrikov(5)	35,924	201,623

(1)	Mr. Cohen acquired 35,874 common shares on March 31, 2008, 18,721 shares on June 30, 2008, and 10,104 on each of September 30, 2008 and December 31, 2008 at market prices of $6.94, $7.42, $5.49, and $2.60, respectively, when a portion of his restricted shares vested.

(2)	Mr. Salmon acquired 1,010 common shares on each of March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 at market prices of $6.94, $7.42, $5.49, and $2.60, respectively, when a portion of his restricted shares vested.
(3)	Mrs. Cohen vested in 4,232 phantom units on October 24, 2008 at a market price of $3.12. These units will be redeemed for common shares on October 24, 2009.

(4)	Mr. Schaeffer vested in 3,701 phantom units on January 24, 2008 at a market price of $8.97. These vested units will be redeemed for common shares on January 24, 2009. Mr. Schaeffer also vested in 1,693 phantom units on October 24, 2008 at a market price of $3.12. These phantom units will be redeemed for common shares on October 24, 2009.

(5)	Mr. Mitrikov acquired 8,981 common shares on each of March 31, 2008, June 30, 2008, September 30, 2008 and December 31, 2008 at market prices of $6.94, $7.42, $5.49, and $2.60, respectively, when a portion of his restricted shares vested.

Pension Benefits for 2008

The following table sets forth information regarding Mrs. Cohen’s SERP, which is described above. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements—Betsy Z. Cohen.” For a description of the method and assumptions used in calculating the present value of the accumulated benefit, see note 11 of our financial statements in the 2008 annual report. RAIT does not have any other pension plan.

Name	Plan Name	Number of Years Credited Service (#)		Present Value of Accumulated Benefit ($)		Payments During Last Fiscal Year ($)
Betsy Cohen	RAIT Executive Pension Plan	4	(1)	$4,389,607	(2)	$432,888	(3)

(1)	Mrs. Cohen’s rights in the SERP vested over four years beginning October 2002 and she was fully vested in October 2006.

(2)	In December 2008, Mrs. Cohen elected to receive a lump-sum cash distribution equal to the present value of the accumulated benefit on January 2, 2009. The lump-sum cash distribution was made on January 2, 2009.

(3)	Represents $36,074 in monthly cash distributions from January 2008 through and including December 2008.

2008 Non-Qualified Deferred Compensation

The following table sets forth information regarding Mrs. Cohen’s SERP, which is described above. See “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements—Betsy Z. Cohen” and note 11 of our financial statements in the 2008 annual report. RAIT does not have any other non-qualified deferred compensation plan. At December 31, 2008, Mrs. Cohen was fully vested in her benefits and received $36,074 per month in cash distributions from the plan. In December 2008, Mrs. Cohen made a lump-sum cash distribution election and received a cash payment of $4,389,607 on January 2, 2009 as her final distribution under the plan. The table below summarizes the total contributions and distributions for 2008:

Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Betsy Z. Cohen	$—	$—	$—	$432,888	$4,389,607

Potential Payments on Termination or Change-In-Control

As noted under “Executive Compensation—Narrative to Summary Compensation Table and Plan-Based Awards Table—Employment Agreements,” we have entered into employment agreements with our named executives. These agreements provide for payments and other benefits if a named executive’s employment with us is terminated under circumstances specified in his or her respective agreement, including a “change in control” of RAIT (as defined in the agreement). A named executive’s rights upon the termination of his or her employment will depend upon the circumstances of the termination. The tables below summarize these rights and the amount of any payments and benefits due under the circumstances specified for the named executive indicated.

Daniel G. Cohen

As described above under “Compensation for the Named Executives in 2008,” Mr. Cohen resigned as RAIT’s chief executive officer in February 2009. In connection with his resignation, the compensation committee approved, and Mr. Cohen and RAIT entered into, a letter of separation which provided that Mr. Cohen shall receive his accrued, but unpaid, annual base salary through his resignation date, payment of his bonus that he earned under the 2008 cash award program and any of his accrued and vested benefits under RAIT’s benefit plans, other than severance benefits, and that, except as described above, he will not be entitled to receive any other compensation or benefits as a result of his resignation. In accordance with SEC disclosure rules, because Mr. Cohen was serving as a named executive officer of RAIT at December 31, 2008, we describe the potential payments on termination or change-in-control provided in his employment agreement.

Under Mr. Cohen’s terminated employment agreement, if his employment were to end for any reason, RAIT was required to pay accrued salary, bonuses and incentive payments already awarded but not paid (including a pro rata bonus for the year of termination), and other existing obligations. In addition, if RAIT terminated his employment without “cause” or if he terminated his employment for “good reason,” RAIT was obligated to pay a lump sum severance payment equal to 3 multiplied by the sum of (x) the highest bonus earned in the one year period preceding the date of termination plus (y) the greater of (a) the average of the annual salary over the three calendar years prior to the date of termination, (b) if less than three years have elapsed from the date of employment to termination, the highest annual salary in any calendar year prior to the date of termination or (c) if less than 12 months have elapsed from the date of employment to termination, the highest annual salary received in any month times 12. In the event of a termination by RAIT for any reason other than for cause or by Mr. Cohen for good reason, all of his outstanding equity-based awards (including options and restricted shares) would have become fully vested. In addition, if RAIT gave notice that the employment agreement would not be renewed at the end of the term, Mr. Cohen was be entitled to (i) a cash payment equal to the payment described in this paragraph and (ii) the full vesting of all outstanding equity-based awards.

Upon a “change of control” of RAIT, Mr. Cohen would have become fully vested in his phantom units, options and restricted shares. In addition, if he terminated employment within six months after a change of control, for any reason, the termination would have been deemed to be for good reason. If payments became due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applied, RAIT was required to pay him a “gross up” payment in the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment.

“Cause” was defined as his (i) commission of, and indictment for or formal admission to a felony, or any crime of moral turpitude, dishonesty, breach of trust or unethical business conduct, or any crime involving RAIT; (ii) engaging in fraud, misappropriation or embezzlement; (iii) continued failure to materially adhere to the directions of the board of trustees, to adhere to our written policies and practices; or (iv) material breach of any of the confidentiality provisions of his employment agreement. Mr. Cohen agreed that during and after the period of his employment with RAIT and its affiliates, he would keep secret and retain in strictest confidence all confidential matters relating to RAIT’s business and the business of any of its affiliates and to RAIT and any of its affiliates, learned by him directly or indirectly from RAIT or any of its affiliates and would not disclose such confidential information to anyone outside of RAIT except with RAIT’s express written consent and except for confidential information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Mr. Cohen or is received from a third party not under an obligation to keep such information confidential and without breach of his employment agreement.

“Good reason” was defined as (i) the material reduction of his title, authority, duties and responsibilities or the assignment to him of duties materially inconsistent with his position or positions with RAIT; (ii) a reduction in his annual salary; (iii) RAIT’s material and willful breach of his employment agreement (iv) being required to relocate his office more than 30 miles outside of New York City or Philadelphia, Pennsylvania.

If there were a change of control, all outstanding unvested equity-based awards would have fully vested and become immediately exercisable, as applicable. In addition, if, after a change of control, he terminates his employment with RAIT within the six-month anniversary of the change of control, such termination was deemed a termination by him for good reason. A “change of control” means the happening of any of the following: (a) any “person,” including a “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding RAIT, any entity controlling, controlled by or under common control with RAIT, any employee benefit plan of RAIT or any such entity, and Mr. Cohen and any “group” (as such term is used in Section 13(d)(3) of the Exchange Act) of which Mr. Cohen is a member) is or becomes the “beneficial owner” (as defined in Rule 13(d)(3) under the Exchange Act), directly or indirectly, of RAIT securities representing 30% or more of either (A) the combined voting power of the RAIT’s then outstanding securities or (B) the then outstanding common shares (in either such case other than as a result of an acquisition of securities directly from RAIT); provided, however, that, in no event would a change in control be deemed to have occurred upon a public offering of the common shares under the Securities Act of 1933; or (b) any consolidation or merger of RAIT where the shareholders of RAIT, immediately prior to the consolidation or merger, would not, immediately after the consolidation or merger, beneficially own (as such term is defined in Rule 13d-3 under the Exchange Act), directly or indirectly, shares representing in the aggregate 50% or more of the combined voting power of the securities of the corporation issuing cash or securities in the consolidation or merger (or of its ultimate parent corporation, if any); or (c) there shall occur (A) any sale, lease, exchange or other transfer (in one transaction or a series of transactions contemplated or arranged by any party as a single plan) of all or substantially all of the assets of RAIT, other than a sale or disposition by RAIT of all or substantially all of RAIT’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by “persons” (as defined above) in substantially the same proportion as their ownership of RAIT immediately prior to such sale or (B) the approval by shareholders of RAIT of any plan or proposal for the liquidation or dissolution of RAIT; or (d) the members of the board at the beginning of any consecutive 24-calendar-month period, or the incumbent trustees, cease for any reason other than death to constitute at least a majority of the members of the board; provided that any trustee whose election, or nomination for election by RAIT’s shareholders, was approved by a vote of at least a majority of the members of the board then still in office who were members of the board at the beginning of such 24-calendar-month period, shall be deemed to be an incumbent trustee.

Mr. Cohen would have received amounts under his employment agreement if his employment terminated due to death or disability. “Disability” was defined as Mr. Cohen being unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of RAIT’s long-term disability plan then in effect, or, if no such plan was in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period.

The table below summarizes these rights and the amount of any payments and benefits that would have been due under the indicated circumstances for Mr. Cohen assuming the circumstances occurred as of December 31, 2008:

	Resignation without Good Reason (1)	Termination with Cause (1)	Termination without Cause or Non-Renewal (1)	Resignation for Good Reason (1)(2)	Disability (1)(3)	Death (1)(3)
Bonus for Prior Periods(4)	$853,776	$853,776	$853,776	$853,776	$853,776	$853,776
Severance Payment(5)	—	—	4,734,759	4,734,759	—	—
Restricted Stock Vesting(6)	—	—	131,365	131,365	131,365	131,365

Total	$853,776	$853,776	$5,719,900	$5,719,900	$985,141	$985,141

(1)	We have assumed no unpaid salary at December 31, 2008. In any instance of his employment being terminated, Mr. Cohen would have been entitled to any base salary that was accrued and unpaid as of the date of his termination

(2)	Mr. Cohen’s resignation within six months of a change in control (as defined in Mr. Cohen’s employment agreement) of RAIT was deemed to be a resignation without “good reason” as defined in his employment agreement.

(3)	Mr. Cohen or his estate would also have been entitled to receive his annual salary for the remainder of the year in which the termination of his employment occurred.

(4)	We have included Mr. Cohen’s $853,776 cash award under the 2008 cash award program as a bonus awarded, earned and accrued but not yet paid for 2008 before termination. Before his letter of separation with us, Mr. Cohen would have been entitled to a pro rata bonus earned through the date of termination, which would have been calculated based on the bonus earned in the prior year, pro-rated for the number of days he was employed by RAIT in the year of his termination. For purposes of this table, the termination date is assumed to be the last day of the year, so the pro-ration is 100%.

(5)	Equal to three times the sum of (x) the highest bonus earned by Mr. Cohen in the one year period preceding the date of termination of his employment plus (y) the greater of (a) Mr. Cohen’s average annual salary over the three calendar years prior to termination of employment or, (b) if less than three years have elapsed between the date of Mr. Cohen’s employment agreement and the termination of his employment, Mr. Cohen’s highest annual salary in any calendar year prior to termination of employment or (c) if less than 12 months have elapsed from the date of Mr. Cohen’s employment agreement to the date of termination of employment, the highest annual salary received in any month times 12. For purposes of this table, the bonus amount is assumed to be $853,776, the amount of the bonus paid by us to Mr. Cohen in 2009 associated with his services during 2008.

(6)	Represents the market value at December 31, 2008 of 50,525 restricted RAIT common shares that would have fully vested upon termination of Mr. Cohen’s employment or in the event of a change in control (as defined in Mr. Cohen’s employment agreement) of RAIT.

Additionally, Mr. Cohen would have vested in certain ancillary benefits provided to all employees if he had been terminated, including but not limited to the vested portion of our matching contributions to his 401(k) account. If any of the above payments would have been deemed to constitute a “parachute payment” as defined in IRC Section 280 (g), we would also have been required to pay Mr. Cohen an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. We do not anticipate that any of the above payments would be deemed to constitute a parachute payment.

Jack E. Salmon

Under Mr. Salmon’s employment agreement, if his employment ends for any reason, RAIT will pay accrued salary, bonuses and incentive payments already awarded but not paid (including a pro rata bonus for the year of termination), and other existing obligations. In addition, if RAIT terminates his employment without “cause” or if he terminates his employment for “good reason,” RAIT will be obligated to pay a lump sum payment of an amount equal to his then current annual base salary plus the highest bonus earned in the one-year period prior to termination times 1.5. Additionally, in the event of a termination by RAIT for any reason other than for cause or by Mr. Salmon for good reason, all of the outstanding equity-based awards (including options and restricted shares) granted to him will become fully vested. If RAIT gives notice that Mr. Salmon’s employment agreement will not be renewed at the end of the term, he will be entitled to (i) accrued annual salary and bonus, (ii) a lump sum payment of the sum of (x) 1.5 times his then current annual base salary and (y) his annual bonus for the fiscal year in which non renewal occurs and (iii) the full vesting of all outstanding equity-based awards.

Upon a “change of control” of RAIT, Mr. Salmon will become fully vested in his phantom units, options and restricted shares. In addition, if he terminates employment within six months after a change of control, for any reason, the termination will be deemed to be for good reason. If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applies, the terms of the employment agreement require RAIT to pay him a “gross up” payment in the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment. The definition of “change of control” in Mr. Salmon’s employment agreement is the same as the definition of “change of control” in Mr. Cohen’s employment agreement described above.

“Good reason” is defined as (i) the material reduction of his title, authority, duties and responsibilities or the assignment to him of duties materially inconsistent with his position or positions with RAIT; (ii) a reduction in his annual salary; or (iii) RAIT’s material and willful breach of the agreement.

Mr. Salmon’s employment agreement defines “cause” as Mr. Salmon’s (i) commission of, and indictment for or formal admission to a felony, or any crime of moral turpitude, dishonesty, or breach of RAIT’s code of ethics, or any crime involving RAIT; (ii) engaging in fraud, misappropriation or embezzlement; (iii) continued gross insubordination after written notice thereof by the board; (iv) continued failure to materially adhere to the directions of the board, to adhere to RAIT’s written policies and practices or to devote a substantial majority of his business time and efforts to RAIT and its subsidiaries; or (v) material breach of any of the non-competition or other restrictive covenants in his employment agreement.

The non-competition covenant in Mr. Salmon’s employment agreement provides that, during the employment term and ending 18 months following the date upon which he ceases to be an employee of RAIT and its affiliates, he shall not in the United States, directly or indirectly, (i) engage in RAIT’s type of business, as defined (other than for RAIT or its affiliates), or (ii) render any services in furtherance of RAIT’s type of business to any person, corporation, partnership or other entity engaged in RAIT’s type of business, or who has taken substantial measures, or made investments, evidencing an intention to engage in RAIT’s type of business, other than incidentally as is necessary to engage in its principal business, or for any originator (as defined below); or (iii) become interested in any originator or any person, corporation, partnership or other entity (other than RAIT or its affiliates) principally engaged in RAIT’s type of business as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity. Mr. Salmon may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (B) he is not a controlling person of, or a member of a group which controls, such entity (except to the extent expressly permitted by the agreement). In addition, the restrictive covenants do not apply to any of Mr. Salmon’s investments or other activities which have been disclosed in writing to and approved by the board prior to entering into his employment agreement. RAIT’s type of business is defined as the structuring, organization, consulting with, managing, servicing or otherwise engaging in the business of pooling trust preferred securities or providing financing through the issuance of similar debt securities or equity securities issued by REITs or real estate operating companies or their affiliates, wherever located, whether in a “CDO” structure or otherwise. “Originator” means a person corporation, partnership or entity who (x) at any point prior to the date of Mr. Salmon’s termination was paid fees or earned any fees or entered into any agreement with RAIT or its affiliates in respect of the origination of any financing transaction by or placement of securities or issued by REITs, real estate operating companies or their affiliates, wherever located, into or through a CDO transaction or warehouse line in which RAIT or any of its affiliates acted as collateral manager, or (y) which RAIT engaged or plans to engage for the purpose of the placement of securities into a CDO transaction or warehouse line.

The confidentiality restrictive covenant in Mr. Salmon’s employment agreement provides that during and after the period of his employment with RAIT and its affiliates, he will keep secret and retain in strictest confidence all confidential matters relating to RAIT’s business and the business of any of its affiliates and to RAIT and any of its affiliates, learned by him directly or indirectly from RAIT or any of its affiliates and shall not disclose such confidential information to anyone outside of RAIT except with RAIT’s express written consent and except for confidential information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Mr. Salmon or is received from a third party not under an obligation to keep such information confidential and without breach of his employment agreement.

The non-solicitation restrictive covenant in Mr. Salmon’s employment agreement provides that during the employment term and ending 18 months following the date upon which he ceases to be an employee of RAIT and its affiliates, he will not, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of RAIT, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on his behalf or any other person or entity) any employee who has left the employment of RAIT or any of its affiliates within the eighteen (18) month period which follows the termination of such employee’s employment with RAIT and its affiliates, and (iii), whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with RAIT’s or any of its affiliates’ relationship with, or endeavor to entice away from RAIT or any of its affiliates, any person who during his employment term is or was a customer or client of RAIT or any of its affiliates.

Upon a “change of control” while Mr. Salmon is employed, all his outstanding unvested equity-based awards will fully vest and will become immediately exercisable, as applicable. In addition, if, after a change of control, he terminates his employment with RAIT within the six-month anniversary of the change of control, such termination shall be deemed a termination for good reason. “Change in control” is defined in the same manner as in Mr. Cohen’s agreement.

Mr. Salmon receives amounts under his employment agreement if his employment terminates due to death or disability. “Disability” means he is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of RAIT’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mr. Salmon assuming the circumstances occurred as of December 31, 2008:

	Resignation without Good Reason (1)	Termination with Cause (1)	Termination without Cause (1)		Resignation for Good Reason (1)(2)		Non-Renewal (1)		Disability (1)(3)	Death (1)(3)
Bonus for Prior Periods(4)	$479,160	$479,160	$479,160		$479,160		$479,160		$479,160	$479,160
Severance Payment(5)	—	—	1,443,217	(6)	1,443,217	(6)	1,203,637	(7)	—	—
Restricted Stock Vesting(8)	—	—	13,146		13,146		13,146		13,146	13,146

Total	$479,160	$479,160	$1,935,522		$1,935,522		$1,695,943		$492,306	$492,306

(1)	We have assumed no unpaid salary at December 31, 2008. In any instance of his employment being terminated, Mr. Salmon would have been entitled to any base salary that was accrued and unpaid as of the date of his termination

(2)	Mr. Salmon’s resignation within six months of a change in control (as defined in Mr. Salmon’s employment agreement) of RAIT is deemed to be a resignation for good reason.

(3)	Mr. Salmon or his estate would also be entitled to receive his annual salary for the remainder of the year in which the termination of his employment occurred.

(4)	We have included Mr. Salmon’s $479,160 cash award under the 2008 cash award program as a bonus awarded, earned and accrued but not yet paid for 2008 before termination. Mr. Salmon would be entitled to a pro rata bonus earned through the date of termination, which will be calculated based on the bonus earned in the prior year, pro-rated for the number of days he was employed by RAIT in the year of his termination. For purposes of this table, the termination date is assumed to be the last day of the year, so the pro-ration is 100%.

(5)	For purposes of this table, the bonus amount included in any severance payment is assumed to be $479,160, the amount of the bonus paid by us to Mr. Salmon in 2009 associated with services provided during 2008.

(6)	Equal to Mr. Salmon’s annual salary (at the rate in effect immediately prior to termination) plus the highest bonus he earned in the one year period prior to termination times 1.5.

(7)	If RAIT terminates Mr. Salmon’s employment without cause and by notice of non-renewal of his employment agreement, this payment would be equal to the sum of (x) 1.5 times Mr. Salmon’s annual salary in effect immediately before such non-renewal, and (y) Mr. Salmon’s annual bonus for the fiscal year in which such non-renewal occurs.

(8)	Represents the market value at December 31, 2008 of 5,056 restricted RAIT common shares of beneficial interest that would fully vest upon termination of Mr. Salmon’s employment or in the event of a change in control (as defined in Mr. Salmon’s employment agreement) of RAIT.

Additionally, Mr. Salmon may vest in certain ancillary benefits provided to all employees if he is terminated, including but not limited to the vested portion of our matching contributions to his 401(k) account. If any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, we are required to pay Mr. Salmon an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. We do not anticipate any of the payments would be deemed to constitute a parachute payment.

Betsy Z. Cohen

Under Mrs. Cohen’s employment agreement, (i) if her employment is terminated without “cause” or she resigns for “good reason” during the term of the employment agreement and she executes and does not revoke a mutual release, she will receive (a) a lump sum cash severance payment equal to three times the sum of her base salary and target annual cash bonus for the fiscal year of her termination (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of her base salary), (b) a pro rata portion of her target bonus for the fiscal year of her termination (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of her base salary), (c) continued medical coverage for 18 months for herself and her spouse and dependents as if she had continued her employment with RAIT, or, at our election, the after-tax cost of such coverage if her continued participation is not permitted or would have adverse tax consequences to the plan, and (d) all other amounts earned, accrued and owing but not yet paid to her; (ii) if her employment is terminated on account of her death or disability, she or her estate will receive all amounts earned and accrued as of such date and a pro rated bonus for the fiscal year of her death or disability (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of her base salary); and (iii) if a “change of control” of RAIT occurs and Mrs. Cohen receives an excess parachute payment (within the meaning of Section 280G of the Internal Revenue Code), RAIT will fully gross her up on an after-tax basis for any excise taxes that result under Section 4999 of the Internal Revenue Code from the excess parachute payment.

In December 2008, in accordance with transition relief under proposed regulations under IRC Section 409A, the compensation committee authorized, and Mrs. Cohen elected, to have the portion of the cash benefit payable to her for 2009 and later paid to her as an actuarial equivalent lump sum cash payment of $4,389,607 in January 2009. Payment of the lump sum fully satisfied RAIT’s obligations to Mrs. Cohen under her SERP. Mrs. Cohen’s receipt of her SERP benefits was not contingent on her retirement or other termination of service with RAIT and she can continue to be employed by RAIT pursuant to her employment agreement after receipt of the SERP benefit. Mrs. Cohen was fully vested in her entire benefit under the SERP; however, if her employment had terminated on account of her engaging in conduct that constitutes “cause” (as defined in the SERP ) she would have forfeited her entire benefit under the SERP.

Under Mrs. Cohen’s employment agreement and formerly under her SERP, “cause” is defined as (a) Mrs. Cohen being convicted of a felony; (b) Mrs. Cohen intentionally and continually failing substantially to perform her reasonably assigned material duties to RAIT (other than a failure resulting from incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to us and has continued for a period of at least 30 days after a written notice of demand for substantial performance; or (c) Mrs. Cohen breaching the intellectual property and confidentiality provisions of her employment agreement. These provisions provide that Mrs. Cohen agrees to transfer to RAIT all intellectual property rights which she has conceived, made or developed, solely or jointly with others, while employed by RAIT and which relate to the business, work or activities of RAIT or result from or are suggested by the carrying out of her duties under her employment agreement or from or by any information that she may receive as an employee of RAIT. She also agrees that both during and after her employment term, she will not disclose any of RAIT’s confidential information to any person (except as her duties as an officer of RAIT may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the board. This obligation of confidentiality does not apply to information that becomes generally known to the public through no act of Mrs. Cohen in breach of her employment agreement.

Under Mrs. Cohen’s employment agreement and formerly under her SERP, “good reason” is defined as (a) a reduction in Mrs. Cohen’s base salary; (b) a material reduction of Mrs. Cohen’s duties or her demotion; (c) RAIT requiring Mrs. Cohen to be based at a location other than in the Philadelphia, Pennsylvania metropolitan area; (d) the failure of Mrs. Cohen to be elected to the board; (e) the failure of Mrs. Cohen to be elected by the other board members as chairman of the board; or (f) any material breach of her employment agreement by RAIT. The employment agreement provides that Mrs. Cohen’s ceasing to be RAIT’s chief executive officer and taking on new duties and responsibilities as provided in her amended employment agreement as a result of the Taberna merger shall not constitute good reason.

Mrs. Cohen receives amounts under her employment agreement and, prior to the January 2009 payout, SERP if her employment terminates due to death or disability. Under Mrs. Cohen’s employment agreement and formerly under her SERP, “disability” means Mrs. Cohen has been unable to perform the material duties of her employment for a period of 90 consecutive days in any 12-month period because of physical or mental injury or illness.

After a change of control of RAIT, Mrs. Cohen may be terminated without cause or she may resign for good reason. Under Mrs. Cohen’s employment agreement and SERP, a “change of control” is deemed to have occurred if: (a) Any “person” (as such term is used in sections 13(d) and 14(d) of the Exchange Act) (other than persons who are shareholders on the effective date of the SERP, October 31, 2002) becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of RAIT securities representing more than 50% of the voting power of the then outstanding RAIT securities; provided that a change of control shall not be deemed to occur as a result of a change of ownership resulting from the death of a shareholder, and a change of control shall not be deemed to occur as a result of a transaction in which RAIT becomes a subsidiary of another corporation and in which the shareholders of RAIT immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling them to more than 50% of all votes to which all shareholders of the parent corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote); (b) The consummation of (i) a merger or consolidation of RAIT with another corporation where the shareholders of RAIT, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such shareholders to more than 50% of all votes to which all shareholders of the surviving corporation would be entitled in the election of directors (without consideration of the rights of any class of stock to elect directors by a separate class vote), (ii) a sale or other disposition of all or substantially all of the assets of RAIT, or (iii) a liquidation or dissolution of RAIT; or (c) The individuals who, as of December 12, 2006, were members of the board, or the incumbent board, cease for any reason to constitute at least two-thirds of the board; provided, however, that if either the election of any new trustee or the nomination for election of any new director by RAIT’s shareholders was approved by a vote of at least two-thirds of the incumbent board prior to such election or nomination, such new director will be considered to be a member of the incumbent board; provided further, however, that no individual shall be considered a member of the incumbent board if such individual initially assumed office as a result of either an actual or threatened “election contest” (as described in Rule 14a-11 promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the board including by reason of any agreement intended to avoid or settle any election contest or proxy contest.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mrs. Cohen assuming the circumstances occurred as of December 31, 2008:

	Resignation without Good Reason (2)	Termination with Cause (2)	Termination without Cause (1)(2)	Resignation for Good Reason (1)(2)	Disability (2)	Death (2)
Bonus for Prior Periods(3)	$646,800	$646,800	$646,800	$646,800	$646,800	$646,800
Severance Payment(4)	—	—	3,630,000	3,630,000	—	—
SERP Benefit(5)	4,389,607	—	4,389,607	4,389,607	4,389,607	4,389,607
Equity Compensation Awards(6)	—	—	—	—	—	—
Medical Coverage(7)	—	—	5,022	5,022	—	—

Total	$5,036,407	$646,800	$8,671,429	$8,671,429	$5,036,407	$5,036,407

(1)	Assumes that Mrs. Cohen executes and does not revoke a written mutual release in a form acceptable to RAIT of any and all claims against RAIT or Mrs. Cohen relating to matters arising out of her employment by RAIT. Without this release, Mrs. Cohen would only be entitled to amounts due under RAIT’s severance pay plan, if any. As of December 31, 2008 RAIT did not have a severance pay plan. These same provisions apply if termination occurs in these circumstances upon or after a change in control of RAIT.

(2)	Mrs. Cohen would also be entitled to any base salary that was accrued and unpaid as of the date of her termination.

(3)	We have included Mrs. Cohen’s $646,800 cash award under the 2008 cash award program as a bonus awarded, earned and accrued but not yet paid for 2008 before termination. Mrs. Cohen would be entitled to her cash bonus pro-rated for the number of days she was employed by RAIT in the calendar year of her termination. For purposes of this table, the termination date is assumed to be the last day of the year, so the pro-ration is 100%.

(4)	Equal to three times the sum of (i) base salary at the date of termination (assumed to be $550,000) and (ii) her 2008 target annual cash bonus under the 2008 cash award amount, $660,000.

(5)	Mrs. Cohen’s SERP provided that if RAIT terminated her employment for cause, she would not receive any benefits from the SERP and all benefit accrued by her under the SERP would be forfeited. None of the other indicated circumstances would have affected Mrs. Cohen’s rights under the SERP at December 31, 2008. This amount is an actuarial equivalent lump sum cash payment of $4,389,607 which, based upon her lump-sum exercise during 2008, was paid to Mrs. Cohen on January 2, 2009. Payment of the lump sum fully satisfied RAIT’s obligations to Mrs. Cohen under her SERP.

(6)	Upon termination, Mrs. Cohen would be entitled to retain 4,232 vested phantom units. The redemption of the phantom units would occur subsequent to the termination of her employment in accordance with the original grant agreement. Upon termination, Mrs. Cohen would be entitled to retain 45,000 vested stock options. See “Outstanding Equity Awards at 2008 Fiscal Year-End.”

(7)	Mrs. Cohen would be entitled to continuation of her medical coverage for a period of 18 months following the date of termination.

Additionally, Mrs. Cohen may vest in certain ancillary benefits provided to all employees if she is terminated, including but not limited to the vested portion of our matching contributions to her 401(k) account. With the exception of the SERP benefit, if any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, we are required to pay Mrs. Cohen an amount in cash equal to the sum of the excise taxes payable by her by reason of receiving such payment plus the amount necessary to put her in the same after-tax position as if no excise taxes had been paid. As of December 31, 2008, we estimate such payment to be approximately $1.8 million.

Scott F. Schaeffer

Under Mr. Schaeffer’s employment agreement, as amended, if his employment is terminated without “cause” or he resigns for “good reason” during the term of the employment agreement and he executes and does not revoke a mutual release, he will now receive: (i) a lump sum cash severance payment equal to one and a half times the sum of his base salary and average annual cash bonus for the three year period immediately prior to his termination of employment, (ii) a pro rata portion of his target bonus for the fiscal year of his termination (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of his base salary), (iii) continued medical coverage for 18 months for himself and his spouse and dependents as if he had continued in employment with RAIT, or, at our election, the after-tax cost of such coverage if his continued participation is not permitted or would have adverse tax consequences to the plan, and (iv) all other amounts earned, accrued and owing but not yet paid to him. If his employment is terminated on account of his death or disability, he will receive all amounts earned and accrued as of such date and a pro rated bonus for the fiscal year of his death or disability (if there is no target bonus opportunity for the fiscal year, the target bonus for this purpose will be equal to 100% of his base salary). If a “change of control” of RAIT occurs and Mr. Schaeffer receives an excess parachute payment, RAIT will fully gross him up on an after-tax basis for any excise taxes that result under Section 4999 of the Internal Revenue Code from the excess parachute payment.

“Cause” is defined as any of the following: (i) Mr. Schaeffer shall have been convicted of a felony; (ii) Mr. Schaeffer intentionally and continually fails substantially to perform his reasonably assigned material duties to RAIT (other than a failure resulting from his incapacity due to physical or mental illness), which failure has been materially and demonstrably detrimental to RAIT and has continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to him; or (iii) Mr. Schaeffer breaches the non-competition, non-solicitation, intellectual property and confidentiality provisions of his employment agreement.

“Good reason” is defined as existing if (a) RAIT ceases to be publicly owned; or (b) Daniel G. Cohen is no longer the chief executive officer of RAIT. Effective February 22, 2009, the board promoted Mr. Schaeffer to serve as RAIT’s chief executive officer. Mr. Schaeffer will also continue to serve as RAIT’s president. In connection with Mr. Schaeffer’s promotion, on February 22, 2009, the compensation committee approved an amendment to Mr. Schaeffer’s employment agreement which, among other amendments discussed above, defined “good reason” as existing if RAIT ceases to be publicly owned.

“Change of control” means the occurrence of any of the following: (a) the acquisition of the beneficial ownership, as defined under the Exchange Act, of 25% or more of RAIT’s voting securities or all or substantially all of the assets of RAIT by a single person or entity or group of affiliated persons or entities other than by a related entity; or (b) the merger, consolidation or combination of RAIT with an unaffiliated entity, other than a related entity in which the trustees of RAIT as applicable immediately prior to such merger, consolidation or combination constitute less than a majority of the board of directors of the surviving, new or combined entity unless one-half of the board of directors of the surviving, new or combined entity, were trustees of RAIT immediately prior to such transaction and RAIT’s chief executive officer immediately prior to such transaction continues as the chief executive officer of the surviving, new or combined entity; or (c) during any period of two consecutive calendar years, individuals who at the beginning of such period constituted the board cease for any reason to constitute at least two-thirds thereof, unless the election or nomination for the election by RAIT’s shareholders of each new trustee was approved by a vote of at least two-thirds of the trustees then still in office who were trustees at the beginning of the period; or (d) the transfer of all or substantially all of RAIT’s assets or all or substantially all of the assets of its primary subsidiaries to an unaffiliated entity, other than to a related entity. A related entity means an entity that is an “affiliate” of Mr. Schaeffer or Mrs. Cohen, or any member of Mr. Schaeffer’s or Mrs. Cohen’s immediate family including her spouse or children, as determined in accordance with Rule 12b-2 of the under the Exchange Act.

Mr. Schaeffer’s employment agreement provides that during his employment term and without regard to its termination for any reason which does not constitute a breach of his employment agreement by RAIT, and for a period of twelve (12) months thereafter, he shall not (a) directly or indirectly, own, manage, operate, finance, join, control or participate in the ownership, management, operation, financing or control of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, or use or permit his name to be used in connection with any competing business within any state in which RAIT currently engages in any lending activity or any state in which RAIT engaged in any lending activity during the thirty-six month period preceding the date his employment terminates; provided, however, the employment agreement does not prohibit the passive ownership by Mr. Schaeffer of not more than 5% of the capital stock of any corporation which is engaged in any competing business having a class of securities registered pursuant to the Exchange Act; (b) solicit or divert to any competing business any individual or entity which is an active or prospective customer of RAIT or was such an active or prospective customer at any time during the preceding 12 months; or (c) employ, attempt to employ, solicit or assist any competing business in employing any employee of RAIT whether as an employee or consultant. A competing business means any entity or enterprise in the business of providing equity alternatives through lending or other financial devices on residential or commercial property. Under Mr. Schaeffer’s employment agreement, he must transfer to RAIT all intellectual property rights which he has conceived, made or developed, solely or jointly with others, while employed by RAIT and which relate to the business, work or activities of RAIT or result from or are suggested by the carrying out of his duties under his employment agreement or from or by any information that he may receive as an employee of RAIT. Also, both during and after his employment term, he may not disclose any of RAIT’s confidential information to any person (except as his duties as an officer of RAIT may require or as required by law or in a judicial or administrative proceeding) without the prior written authorization of the board. This obligation of confidentiality does not apply to information that becomes generally known to the public through no act of Mr. Schaeffer in breach of his employment agreement.

Mr. Schaeffer receives amounts under his employment agreement if his employment terminates due to death or disability. “Disability” means he has been unable to perform the material duties of his employment for a period of ninety (90) consecutive days in any twelve (12) month period because of physical or mental injury or illness.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mr. Schaeffer assuming the circumstances occurred as of December 31, 2008:

	Resignation without Good Reason	Termination with Cause (2)	Termination without Cause (1)(2)	Resignation for Good Reason (1)(2)	Disability (2)	Death (2)
Bonus for Prior Periods(3)	$588,000	$588,000	$588,000	$588,000	$588,000	$588,000
Severance Payment(4)	—	—	1,604,575	1,604,575	—	—
Equity Compensation Awards(5)	—	—	—	—	—	—
Medical Coverage(6)	—	—	21,312	21,312	—	—

Total	$588,000	$588,000	$2,213,887	$2,213,887	$588,000	$588,000

(1)	Assumes that Mr. Schaeffer executes and does not revoke a written mutual release in a form acceptable to RAIT, of any and all claims against RAIT or Mr. Schaeffer relating to matters arising out of his employment by RAIT. Without this release, Mr. Schaeffer would only be entitled to amounts due under RAIT’s severance pay plan, if any. As of December 31, 2008 RAIT did not have a severance pay plan. These same provisions apply if termination occurs in these circumstances upon or after a change in control of RAIT.

(2)	Mr. Schaeffer would also be entitled to any base salary that was accrued and unpaid as of the date of his termination.

(3)	We have included Mr. Schaeffer’s $588,000 cash award under the 2008 cash award program as a bonus awarded, earned and accrued but not yet paid for 2008 before termination Mr. Schaeffer would be entitled to his target annual cash bonus, or, in the absence of a target bonus opportunity for the fiscal year, 100% of his base salary pro-rated for the number of days he was employed by RAIT in the calendar year of his termination. For purposes of this table, the termination date is assumed to be the last day of the year, so the pro-ration is 100%.

(4)	Equal to one and one-half times the sum of (i) his base salary at the date of termination and (ii) his average annual cash bonus for the three year period immediately prior to the termination of his employment.

(5)	Upon termination, Mr. Schaeffer would be entitled to retain 9,095 vested phantom units. The redemption of the phantom units would occur subsequent to the termination of her employment in accordance with the original grant agreement. Upon termination, Mr. Schaeffer would be entitled to retain 37,500 vested stock options. See “Outstanding Equity Awards at 2008 Fiscal Year-End.”

(6)	Mr. Schaeffer would be entitled to continuation of his medical coverage for a period of 18 months following the date of termination.

Additionally, Mr. Schaeffer may vest in certain ancillary benefits provided to all employees if he is terminated, including but not limited to the vested portion of our matching contributions to his 401(k) account. If any of the above payments are be deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, we are required to pay Mr. Schaeffer an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. We do not anticipate that any of the above payments would be deemed to constitute a parachute payment.

Plamen M. Mitrikov

Under Mr. Mitrikov’s employment agreement, if his employment ends for any reason, RAIT will pay accrued salary, bonuses and incentive payments already awarded but not paid (including a pro rata bonus for the year of termination), and other existing obligations. In addition, if RAIT terminates his employment without “cause” or if he terminates his employment for “good reason,” RAIT will be obligated to pay a lump sum payment of an amount equal to his then current annual base salary plus the highest bonus earned in the one-year period prior to termination times 1.5. Additionally, in the event of a termination by RAIT for any reason other than for cause or by Mr. Mitrikov for good reason, all of the outstanding equity-based awards (including options and restricted shares) granted to him will become fully vested. If RAIT gives notice that Mr. Mitrikov’s employment agreement will not be renewed at the end of the term, he will be entitled to (i) accrued annual salary and bonus, (ii) a lump sum payment of the sum of (x) 1.5 times his then current annual base salary and (y) his annual bonus for the fiscal year in which non renewal occurs and (iii) the full vesting of all outstanding equity-based awards.

Mr. Mitrikov’s employment agreement defines “cause” as Mr. Mitrikov’s (i) conviction for any felony or other crime involving moral turpitude or fraud; (ii) substantial failure to perform his material duties, and the failure to cure such performance deficiencies within sixty (60) days after receipt of written notice of such performance deficiencies; (iii) breach of a material provision of his employment agreement, which RAIT shall provide written notice of to Mr. Mitrikov and Mr. Mitrikov shall have sixty (60) days to cure; and (iv) breach of fiduciary duty, willful misconduct, gross negligence, fraud within sixty (60) days after receipt of written notice specifying such breach.

“Good reason” is defined as (i) the material reduction of his title, authority, duties and responsibilities or the assignment to him of duties materially inconsistent with his position or positions with RAIT; (ii) a reduction in his annual salary; or (iii) RAIT’s material and willful breach of his employment agreement.

Upon a “change of control” of RAIT, Mr. Mitrikov will become fully vested in his phantom units, options and restricted shares. In addition, if he terminates employment within six months after a change of control, for any reason, the termination will be deemed to be for good reason. If payments become due as a result of a change of control and the excise tax imposed by Section 4999 of the Internal Revenue Code applies, the terms of the employment agreement require RAIT to pay him a “gross up” payment in the amount of this excise tax plus the amount of income and other taxes due as a result of the gross up payment. The definition of “change of control” in Mr. Mitrikov’s employment agreement is the same as the definition of “change of control” in Mr. Cohen’s employment agreement described above.

The non-competition covenant in Mr. Mitrikov’s employment agreement provides that, during the employment term and ending 18 months following the date upon which he ceases to be an employee of RAIT and its affiliates, he shall not in the United States, directly or indirectly, (i) engage in business relating to collateralized debt obligations primarily backed by real estate investment trust trust preferred securities, or the REIT CDO Business (other than for RAIT or its affiliates), or (ii) render any services in furtherance of the REIT CDO Business to any person, corporation, partnership or other entity engaged in the REIT CDO Business, or who has taken substantial measures, or made investments, evidencing an intention to engage in the REIT CDO Business other than incidentally as is necessary to engage in its principal business, or for any originator; or (iii) become interested in any originator or any person, corporation, partnership or other entity (other than RAIT or its affiliates) principally engaged in the REIT CDO Business, as a partner, shareholder, principal, agent, employee, consultant or in any other relationship or capacity. Mr. Mitrikov may invest in securities of any entity, solely for investment purposes and without participating in the business thereof, if (A) such securities are traded on any national securities exchange or the National Association of Securities Dealers, Inc. Automated Quotation System, and (B) he is not a controlling person of, or a member of a group which controls, such entity (except to the extent expressly permitted by the agreement). In addition, the restrictive covenants shall not apply to any of Mr. Mitrikov’s existing investments or other activities which have been disclosed in writing to and approved by the board prior to entering into his employment agreement. “Originator” means a person corporation, partnership or entity who (x) at any point prior to the date of Mr. Mitrikov’s termination was paid fees or earned any fees or entered into any agreement with RAIT or its affiliates in respect of the origination of any financing transaction by or placement of securities or issued by REITs, real estate operating companies or their affiliates, wherever located, into or through a CDO transaction or warehouse line in which RAIT or any of its affiliates acted as collateral manager, or (y) which RAIT engaged or plans to engage for the purpose of the placement of securities into a CDO transaction or warehouse line.

The confidentiality restrictive covenant in Mr. Mitrikov’s employment agreement provides that during and after the period of his employment with RAIT and its affiliates, he will keep secret and retain in strictest confidence all confidential matters relating to RAIT’s business and the business of any of its affiliates and to RAIT and any of its affiliates, learned by him directly or indirectly from RAIT or any of its affiliates and shall not disclose such confidential information to anyone outside of RAIT except with RAIT’s express written consent and except for confidential information which is at the time of receipt or thereafter becomes publicly known through no wrongful act of Mr. Mitrikov or is received from a third party not under an obligation to keep such information confidential and without breach of his employment agreement.

The non-solicitation restrictive covenant in Mr. Mitrikov’s employment agreement provides that during the employment term and ending 18 months following the date upon which he ceases to be an employee of RAIT and its affiliates, he will not, directly or indirectly, knowingly (i) solicit or encourage to leave the employment or other service of RAIT, or any of its affiliates, any employee or independent contractor thereof or (ii) hire (on his behalf or any other person or entity) any employee who has left the employment of RAIT or any of its affiliates within the eighteen (18) month period which follows the termination of such employee’s employment with RAIT and its affiliates, and (iii) whether for his own account or for the account of any other person, firm, corporation or other business organization, intentionally interfere with RAIT’s or any of its affiliates’ relationship with, or endeavor to entice away from RAIT or any of its affiliates, any person who during his employment term is or was a customer or client of RAIT or any of its affiliates.

Upon a “change of control” while Mr. Mitrikov is employed, all his outstanding unvested equity-based awards will fully vest and will become immediately exercisable, as applicable. In addition, if, after a change of control, he terminates his employment with RAIT within the six-month anniversary of the change of control, such termination shall be deemed a termination for good reason. “Change in control” is defined in the same manner as in Mr. Cohen’s agreement.

Mr. Mitrikov receives amounts under his employment agreement if his employment terminates due to death or disability. “Disability” means he is unable to perform substantially and continuously the duties assigned to him due to a disability as defined for purposes of RAIT’s long-term disability plan then in effect, or, if no such plan is in effect, by virtue of ill health or other disability for more than 180 consecutive or non-consecutive days out of any consecutive 12-month period.

The table below summarizes these rights and the amount of any payments and benefits due under the indicated circumstances for Mr. Mitrikov assuming the circumstances occurred as of December 31, 2008:

	Resignation without Good Reason (1)	Termination with Cause (1)	Termination without Cause(1)		Resignation for Good Reason (1)(2)		Notice of Non- Renewal (1)		Disability (1)(3)	Death (1)(3)
Bonus for Prior Periods(4)	$588,000	$588,000	$588,000		$588,000		$588,000		$588,000	$588,000
Severance Payment(5)	—	—	1,627,615	(6)	1,627,615	(6)	1,333,615	(7)	—	—
Restricted Stock Vesting(8)	—	—	23,366		23,366		23,366		23,366	23,366

Total	$588,000	$588,000	$2,238,982		$2,238,982		$1,944,982		$611,366	$611,366

(1)	We have assumed no unpaid salary at December 31, 2008. In any instance of his employment being terminated, Mr. Mitrikov would have been entitled to any base salary that was accrued and unpaid as of the date of his termination.

(2)	Mr. Mitrikov’s resignation within six months of a change in control (as defined in Mr. Mitrikov’s employment agreement) of RAIT is deemed to be a resignation for good reason.

(3)	Mr. Mitrikov or his estate would also be entitled to receive his annual salary for the remainder of the year in which the termination of his employment occurred.

(4)	We have included Mr. Mitrikov’s $588,000 cash award under the 2008 cash award program as a bonus awarded, earned and accrued but not yet paid for 2008 before termination. Mr. Mitrikov would be entitled to a pro rata bonus earned through the date of termination, which will be calculated based on the bonus earned in the prior year, pro-rated for the number of days he was employed by RAIT in the year of his termination. For purposes of this table, the termination date is assumed to be the last day of the year, so the pro-ration is 100%.

(5)	For purposes of this table, the bonus amount included in any severance payment is assumed to be $588,000, the amount of the bonus paid by us in 2009 for services rendered in 2008.

(6)	Equal to Mr. Mitrikov’s annual salary (at the rate in effect immediately prior to termination) plus the highest bonus he earned in the one year period prior to termination times 1.5.

(7)	If RAIT terminates Mr. Mitrikov’s employment without cause and by notice of non-renewal of his employment agreement, this payment would be equal to the sum of (x) 1.5 times Mr. Mitrikov’s annual salary in effect immediately before such non-renewal, and (y) Mr. Mitrikov’s annual bonus for the fiscal year in which such non-renewal occurs.

(8)	Represents the market value at December 31, 2008 of 8,987 restricted RAIT common shares of beneficial interest that would fully vest upon termination of Mr. Mitrikov’s employment or in the event of a change in control (as defined in Mr. Mitrikov’s employment agreement) of RAIT.

Additionally, Mr. Mitrikov may vest in certain ancillary benefits provided to all employees if he is terminated, including but not limited to the vested portion of our matching contributions to his 401(k) account. If any of the above payments are deemed to constitute a “parachute payment” as defined in Section 280 (g) of the Internal Revenue Code, we are required to pay Mr. Mitrikov an amount in cash equal to the sum of the excise taxes payable by him by reason of receiving such payment plus the amount necessary to put him in the same after-tax position as if no excise taxes had been paid. We do not anticipate that any of the above payments would be deemed to constitute a parachute payment.

Trustee Compensation

For the period from January 1, 2008 through December 31, 2008, the compensation committee (or, in the case of the special litigation committee, the special litigation committee) approved the following compensation for each non-employee trustee of RAIT:

•	a cash fee of $40,000;

•	an equity compensation award of $50,000 worth of phantom units issuable under the incentive award plan;

•	with respect to the members of the audit committee, an additional cash fee of $20,000 for the chairman and an additional cash fee of $10,000 for each other member of the audit committee;

•	with respect to the members of the compensation committee, an additional cash fee of $20,000 for the chairman and an additional cash fee of $10,000 for each other member of the compensation committee;

•	with respect to the members of the nominating committee, an additional cash fee of $4,000 for the chairman and an additional cash fee of $2,000 for each other member of the nominating committee;

•	with respect to the members of the investment committee, an additional cash fee of $10,000 for each member; and

•

with respect to the members of the special litigation committee, an additional cash fee of $22,500 for the chairman and an additional cash fee of $11,250 for each other member for each of the six month periods from September 2007 to March 2008 and from March 2008 to September 2008. The special litigation committee will set its compensation for the period from September 2008 and thereafter at a later date.

The following table sets forth information regarding the compensation paid or accrued by RAIT during 2008 to each of our non-management trustees:

Trustee Compensation in 2008

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total($)
Edward S. Brown(3)	$70,000	$49,993	$8,232	$128,225
Frank A. Farnesi(4)	60,000	80,789	8,650	149,439
S. Kristin Kim(5)	62,000	49,993	9,436	121,429
Arthur Makadon(6)	50,000	49,993	9,432	109,429
Daniel Promislo(7)	70,000	49,993	8,232	128,225
John F. Quigley, III(8)	62,000	80,789	8,650	151,439
Murray Stempel, III(9)	64,000	80,789	8,650	153,439

	$438,000	$442,338	$61,285	$941,622

(1)	This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2008 fiscal year for the fair value of options and phantom units granted in 2008 in accordance with SFAS 123R. Phantom units granted to our trustees are fully vested when granted and are redeemed for common shares one year from the date of grant.

Due to the decline in the price of the common shares, if the stock awards for which expenses are shown under the “Stock Awards” column for fiscal 2008 were valued in accordance with the market value of the common shares based on their closing price as of December 31, 2008 rather than the grant date fair value reflected in the Summary Compensation Table, their valuations would differ as follows:

Value of Stock Awards Vesting In Fiscal 2008 (Supplemental Table)

	Based on Grant Date Fair Value		Based on 12/31/2008 Fair Value ($2.60)
Name	2008 Grants ($)	Prior Year Grants ($)	2008 Grants ($)	Prior Year Grants ($)
Edward S. Brown	49,993	—	19,180	—
Frank A. Farnesi	49,993	30,796	19,180	2,330
S. Kristin Kim	49,993	—	19,180	—
Arthur Makadon	49,993	—	19,180	—
Daniel Promislo	49,993	—	19,180	—
John F. Quigley, III	49,993	30,796	19,180	2,330
Murray Stempel, III	49,993	30,796	19,180	2,330
(2)	These amounts are dividend equivalents paid on phantom shares and phantom units.

(3)	On March 5, 2008 and August 7, 2008, Mr. Brown was awarded grants of phantom units, with a fair value of $24,995 and $24,998, respectively, on the date of grant. At December 31, 2008, Mr. Brown held 448 vested phantom shares and 7,377 vested phantom units. In December 2008, in accordance with transition relief under proposed regulations under IRC Section 409A, the compensation committee approved an amendment to all outstanding phantom shares to provide that they would be redeemed on January 27, 2009 for an equivalent number of common shares.

(4)	On March 5, 2008 and August 7, 2008, Mr. Farnesi was awarded grants of phantom units, with a fair value of $24,995 and $24,998, respectively, on the date of grant. During 2008, we expensed $30,796 associated with 896 restricted shares in which Mr. Farnesi vested. We assumed Mr. Farnesi’s unvested restricted shares as part of the Taberna merger. At December 31, 2008, Mr. Farnesi held 7,377 vested phantom units and 229 unvested restricted shares.

(5)	On March 5, 2008 and August 7, 2008, Ms. Kim was awarded grants of phantom units, with a fair value of $24,995 and $24,998, respectively, on the date of grant. At December 31, 2008, Ms. Kim held 1,396 vested phantom shares and 7,377 vested phantom units. In December 2008, in accordance with transition relief under proposed regulations under IRC Section 409A, the compensation committee approved an amendment to all outstanding phantom shares to provide that they would be redeemed on January 27, 2009 for an equivalent number of common shares.

(6)	On March 5, 2008 and August 7, 2008, Mr. Makadon was awarded grants of phantom units, with a fair value of $24,995 and $24,998, respectively, on the date of grant. At December 31, 2008, Mr. Makadon held 1,396 vested phantom shares and 7,377 vested phantom units. In December 2008, in accordance with transition relief under proposed regulations under IRC Section 409A, the compensation committee approved an amendment to all outstanding phantom shares to provide that they would be redeemed on January 27, 2009 for an equivalent number of common shares.

(7)	On March 5, 2008 and August 7, 2008, Mr. Promislo was awarded grants of phantom units, with a fair value of $24,995 and $24,998, respectively, on the date of grant. At December 31, 2008, Mr. Promislo held 448 vested phantom shares and 7,377 vested phantom units. In December 2008, in accordance with transition relief under proposed regulations under IRC Section 409A, the compensation committee approved an amendment to all outstanding phantom shares to provide that they would be redeemed on January 27, 2009 for an equivalent number of common shares.

(8)	On March 5, 2008 and August 7, 2008, Mr. Quigley was awarded grants of phantom units, with a fair value of $24,995 and $24,998, respectively, on the date of grant. During 2008, we expensed $30,796 associated with 896 restricted shares in which Mr. Quigley vested. We assumed Mr. Quigley’s unvested restricted shares as part of the Taberna merger. At December 31, 2008, Mr. Quigley held 7,377 vested phantom units and 229 unvested restricted shares.

(9)	On March 5, 2008 and August 7, 2008, Mr. Stempel was awarded grants of phantom units, with a fair value of $24,995 and $24,998, respectively, on the date of grant. During 2008, we expensed $30,796 associated with 896 restricted shares in which Mr. Stempel vested. We assumed Mr. Stempel’s unvested restricted shares as part of the Taberna merger. At December 31, 2008, Mr. Stempel held 7,377 vested phantom units and 229 unvested restricted shares.

For the period from January 1, 2009 through December 31, 2009, the compensation committee approved the following compensation for each non-employee trustee of RAIT other than Mr. Cohen:

•	a cash fee of $40,000 payable in four quarterly installments of $10,000;

•	a lump sum cash award of $50,000, $30,000 of which must be used by the trustee to purchase outstanding common shares of RAIT;

•	with respect to the members of the audit committee, an additional cash fee of $20,000 for the chairman and an additional cash fee of $10,000 for each other member of the audit committee;

•

with respect to the members of the compensation committee, an additional cash fee of $20,000 for the chairman and an additional cash fee of $10,000 for each other member of the compensation committee; and

•

with respect to the members of the nominating and governance committee, an additional cash fee of $4,000 for the chairman and an additional cash fee of $2,000 for each other member of the nominating and governance committee.

Mr. Cohen resigned as chief executive officer of RAIT on February 22, 2009 but continues to serve as a non-employee trustee. The compensation committee approved the following pro-rated compensation for Mr. Cohen’s service as a non-employee trustee of RAIT for the period from February 22, 2009 through December 31, 2009:

•	a cash fee of $30,000 payable in three installments of $10,000; and

•	a lump sum cash award of $37,500, $22,500 of which must be used by Mr. Cohen to purchase outstanding common shares of RAIT.

In March 2009, the non-employee trustees used the portion of the lump sum cash payments specified by the compensation committee to purchase, in the case of Mr. Cohen, 25,237 common shares and, in the case of each of the other non-employee trustees, 33,617 common shares. Each non-employee trustee agreed not to sell these common shares for one year.

Equity Compensation Plan Information

The following table sets forth certain information regarding RAIT’s equity compensation plans as of December 31, 2008.

Plan Category	(a) Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants, and Rights	(b) Weighted Average Exercise Price of Outstanding Options, Warrants, and Rights	(c) Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column(a))
Equity compensation plans approved by security holders
Options	178,800	$21.84
Phantom shares	3,688	n/a
Phantom units	455,687	n/a

Total equity compensation plans approved by security holders	638,175		3,076,134
Equity compensation plans not approved by security holders(1)	—	n/a	—

Total	638,175		3,076,134

(1)	The agreement and plan of merger relating to the Taberna merger required us to assume Taberna’s 2005 Equity Incentive Plan and Taberna’s obligations under the plan. We did not reserve the right to make subsequent grants or awards of our equity securities under this plan and so shares remaining issuable under this plan by its terms are not included in this table. There are no outstanding individual options, warrants or rights under this plan. As of April 1, 2009, there were 53,638 unvested restricted common shares outstanding that had been assumed by RAIT in connection with the Taberna merger.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Under our code of business conduct, we have established procedures regarding the review, approval and ratification of transactions which may give rise to a conflict of interest between us and any employee, officer, trustee, their immediate family members, other businesses under their control and other related persons, including transactions with related persons required to be reported under Item 404 of Regulation S-K. Under these procedures, a majority of our independent trustees must approve any transaction with related persons and find it to be on terms comparable to those available on an arm’s-length basis from an unaffiliated third party or otherwise not creating a conflict of interest. If the independent trustees find a conflict of interest to exist with respect to a particular transaction, that transaction is prohibited unless a waiver of our code of business conduct is approved by our audit committee or the board of trustees. Our audit committee reviews any transaction with related persons and makes a recommendation to the independent trustees regarding whether or not to approve such transactions. The audit committee is authorized to engage independent advisors and legal counsel to assist it in its review when it deems it advisable. Our financial and legal staff are primarily responsible for the development and implementation of processes and controls to obtain information from the trustees and executive officers with respect to related person transactions and for then determining, based on the facts and circumstances, whether the independent trustees should review the transaction.

In the ordinary course of our business operations, we have ongoing relationships and have engaged in transactions with several related entities. We describe in this section relationships or transactions in which the amount involved exceeds $120,000 since January 1, 2008. All of these relationships and transactions were approved or ratified by a majority of our independent trustees as being on terms comparable to those available on an arm’s-length basis from an unaffiliated third party or otherwise not creating a conflict of interest.

All amounts given in “Certain Relationships and Related Party Transaction” are in thousands.

Daniel G. Cohen was our chief executive officer from the date of the Taberna merger until his resignation February 22, 2009 and remains a trustee of RAIT. Mr. Cohen holds controlling positions in various companies with which we conduct business. Mr. Cohen indirectly owns approximately 49% of the economic interests and 99% of the voting rights in Cohen & Company. Each transaction with Cohen & Company is described below:

a). Shared Services—For services relating to structuring and managing our investments in commercial mortgage-backed securities, or CMBS, and residential mortgage backed securities, or RMBS, we paid an annual fee to Cohen & Company ranging from 2 to 20 basis points on the amount of the investments, based on the rating of the security. For investments in residential whole loans, we paid an annual fee of 1.5 basis points on the amount of the investments. In respect of other administrative services, we paid an amount equal to the cost of providing those services plus 10% of such cost. The agreement with Cohen & Company for these services terminated on July 1, 2008 and we did not renew or extend this agreement. During the year ended December 31, 2008, we incurred total shared service expenses of $519.

b). Office Leases—We sub-lease shared office space and facilities under sub-lease agreements with Cohen & Company. Rent expense during the year ended December 31, 2008 relating to these leases was $50. Future minimum lease payments due over the remaining term of the lease are $358.

c). Non-Competition Agreement—As part of the spin-off of Taberna from Cohen & Company in April 2005 and before our acquisition of Taberna in December 2006, Taberna and Cohen & Company entered into a three-year non-competition agreement that ended in April 2008. As part of this agreement, Cohen & Company agreed not to engage in purchasing from, or acting as a placement agent for, issuers of trust preferred securities, or TruPS, or other preferred equity securities of real estate investment trusts and other real estate operating companies. Cohen & Company agreed to refrain from acting as asset manager for any such securities. As part of our acquisition of Taberna, we valued this non-competition agreement as an amortizing intangible asset. As of December 31, 2008, the intangible asset has been fully amortized.

d). Common Shares—As of December 31, 2008, Cohen & Company and its affiliate entities owned 510,434 of our common shares.

e). EuroDekania—EuroDekania is an affiliate of Cohen & Company. In September 2007, EuroDekania purchased approximately €10,000 ($13,892) of the subordinated notes and all of the €32,250 ($44,802) BBB-rated debt securities in Taberna Europe CDO II. We invested €17,500 ($24,311) in the total subordinated notes and earn management fees of 35 basis points on the collateral assets owned by this entity. EuroDekania will receive a fee equal to 3.5 basis points of our subordinated collateral management fee which is payable to EuroDekania only if we collect a subordinate management fee and EuroDekania retains an investment in the subordinated notes. During the year ended December 31, 2008, we incurred collateral management fees of $376 payable to EuroDekania.

f). Trust Preferred Securities—In October 2008, we re-purchased $25,000 principal amount of our TruPS that we issued from a third party using the broker-dealer services of Cohen & Company, for which Cohen & Company received $70 in principal transaction income.

g). Kleros Preferred Funding VIII, Ltd.—Kleros Preferred Funding VIII, Ltd., or Kleros VIII, is a securitization managed by Cohen & Company. In June 2007, we purchased approximately $26,400 in par amount of bonds rated A through BBB issued by Kleros VIII, for a purchase price of approximately $23,997. As of December 31, 2008, the bonds have a current fair value of $0 and have been placed on non-accrual status.

Our chairman, Betsy Z. Cohen, is the chief executive officer and a director of The Bancorp, Inc., or Bancorp, and Chairman of the Board and Chief Executive Officer of its wholly-owned subsidiary, The Bancorp Bank, a commercial bank. Daniel G. Cohen is the Chairman of the Board of Bancorp and Vice-Chairman of the Board of Bancorp Bank. Each transaction with Bancorp is described below:

a). Cash and Restricted Cash—We maintain checking and demand deposit accounts at Bancorp. As of December 31, 2008, we had $1,985 of cash and cash equivalents and $7,287 of restricted cash on deposit at Bancorp. We earn interest on our cash and cash equivalents at an interest rate of approximately 3.0% per annum. During the year ended December 31, 2008, we received $123 of interest income from Bancorp. Restricted cash held at Bancorp relates to borrowers’ escrows for taxes, insurance and capital reserves. Any interest earned on these deposits inures to the benefit of the specific borrower and not to us.

b). Office Leases and Other Services—We sublease a portion of a downtown Philadelphia office from Bancorp at an annual rental expense based upon the amount of square footage occupied. We are currently in the process of terminating this sublease agreement, although the final terms have not yet been finally negotiated. Rent paid to Bancorp was $340 for the year ended December 31, 2008.

c). Participation Interests—We funded a $54,000 commercial mortgage during January 2008. At closing, Bancorp purchased a participation interest in this loan for a total commitment of $24,300. We also funded a $70,000 commercial mortgage during January 2008. At closing, Bancorp purchased a participation interest in this loan for a total commitment of $26,500, of which $22,500 was funded at closing. In November 2008, RAIT CRE CDO I, Ltd. purchased $19,268 of the outstanding loan balance from Bancorp and RAIT Preferred Funding II, Ltd. purchased the remaining $3,232 outstanding from Bancorp. We paid Bancorp fees of $321 for their services in connection with the closing of these loans.

We had a $3,369 first mortgage loan secured by Pennsview Apartments that has junior lien against it that is held by an entity controlled by Daniel G. Cohen. Our loan bore interest at a fixed rate of 8.0%, was to mature on March 29, 2008 and was paying in accordance with its terms. In March 2008, we transferred our first mortgage loan to another entity controlled by Mr. Cohen for $3,500, representing the outstanding principal balance of, and accrued interest on, the loan and an exit fee.

Brandywine Construction & Management, Inc., or Brandywine, is an affiliate of Edward E. Cohen, the spouse of Betsy Z. Cohen and father of Daniel G. Cohen. Brandywine provides real estate management services to certain properties underlying our real estate interests. Management fees of $123 were paid to Brandywine during the year ended December 31, 2008 relating to those interests. We believe that the management fees charged by Brandywine are comparable to those that could be obtained from unaffiliated third parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our officers, trustees and persons who own more than ten percent of a registered class of our equity securities to file reports of ownership and changes in ownership with the SEC and to furnish RAIT with copies of all such reports.

Based solely on our review of the reports received by us, or representations from certain reporting persons that no Form 5 filings were required for those persons, we believe that during fiscal 2008, no officers, trustees or beneficial owners failed to file reports of ownership and changes of ownership on a timely basis. As of April 7, 2009, we believe that all reports of ownership and changes in ownership required to be filed with the SEC relating to transactions in fiscal 2008 have been filed.

SHAREHOLDER PROPOSALS AND NOMINATIONS

Under rules promulgated by the SEC, holders of common shares who desire to submit proposals for inclusion in the proxy statement of RAIT for its 2010 annual meeting of shareholders, subject to compliance with the eligibility standards specified in such rules, must submit such proposals to the Secretary of RAIT by December 12, 2009. The proxy for the 2010 annual meeting of shareholders may confer discretionary authority to vote on any matters brought before that meeting where:

•	RAIT receives notice of the proposal by February 24, 2010 and advises shareholders in the 2010 proxy statement about the nature of the proposal and how management intends to vote on the proposal or

•	RAIT has not received notice of the matter by February 24, 2010.

According to our by-laws, only such persons as are duly nominated by

•	the incumbent trustees or

•

a shareholder who is entitled to vote at the annual meeting of shareholders and who has filed his nominations with the Secretary of RAIT at least twenty days before the time scheduled for said meeting shall be eligible for election.

A shareholder who wishes to submit recommendations for trustee candidates to the nominating committee should send a written recommendation to our executive offices, attention: nominating committee chairman. The shareholder must represent that the shareholder is a shareholder of RAIT and the shareholder will remain so through the date of the relevant annual meeting of shareholders of RAIT and, if the shareholder is not a record owner of common shares, provide such information about the record owner as RAIT may request. The recommendation must also include the written consent of the person so recommended to serve as a trustee if nominated and elected. The shareholder must also provide such information as the nominating committee may request concerning the nominee and a description of the nominee’s background and qualifications. All shareholder recommendations received by the nominating committee will be reviewed at the first meeting of the nominating committee held after receipt of the recommendation. The nominating committee will consider nominees recommended by security holders for the 2010 annual meeting if submitted as described above by November 1, 2009 in order that the submission may be considered at the first meeting of the nominating committee scheduled for 2010.

ANNUAL REPORT AND REPORT ON FORM 10-K

Our 2008 Annual Report to Shareholders, including the financial statements and management’s discussion and analysis of financial condition and results of operations for the year ended December 31, 2008, was sent to shareholders of record as of March 9, 2009. Shareholders of record as of March 9, 2009, and beneficial owners of the common shares on that date, may obtain from RAIT, without charge, a copy of our most recent Annual Report on Form 10-K filed with the SEC, exclusive of the exhibits thereto, by a request in writing. We will also furnish any exhibit to this Annual Report upon the payment of reasonable fees relating to our expenses in furnishing the exhibit. Such requests should be directed to RAIT, at its Philadelphia address stated herein, and to the attention of the Secretary. Beneficial owners must include in their written requests a good faith representation that they were beneficial owners of the common shares on March 9, 2009.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting To Be Held on May 27, 2009. The proxy statement and RAIT’s annual report on Form 10-K for the fiscal year ended December 31, 2008 are available on RAIT’s website at http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=113624.

By order of the Board of Trustees

/s/ RAPHAEL LICHT
Raphael Licht,
Secretary

April 7, 2009

APPENDIX A

GUIDELINES OF RAIT FINANCIAL TRUST AUDIT COMMITTEE

FOR PRE-APPROVAL OF INDEPENDENT AUDITOR SERVICES

The Audit Committee (the “Committee”) of RAIT Financial Trust (“RAIT”) has adopted the following guidelines regarding the engagement of RAIT’s independent auditor to perform services for RAIT:

For audit services, the independent auditor will provide the Committee with an engagement letter with respect to any fiscal year sufficiently in advance of the October quarterly meeting of the Committee immediately preceding that fiscal year, if practicable, and otherwise by the January quarterly meeting of the Committee in that fiscal year outlining the scope of the audit services proposed to be performed during that fiscal year, together with a fee proposal which may include a range of fees. If agreed to by the Committee, this engagement letter and associated fee(s) will be formally accepted by the Committee at either its October or January quarterly Committee meeting.

For non-audit services, RAIT management will submit to the Committee for approval any non-audit services that it recommends the Committee engage the independent auditor to provide for any fiscal year. RAIT management and the independent auditor will each confirm to the Committee that any non-audit service so submitted is permissible under all applicable legal requirements, including the listing requirements of the NYSE. In addition to these planned non-audit services, a budget estimating the expense of any such non-audit service for that fiscal year will be provided. The Committee will approve both the permissible non-audit services and the budget for such services. The Committee will be informed routinely as to the non-audit services actually provided by the independent auditor pursuant to this pre-approval process.

To ensure prompt handling of unexpected matters, the Committee delegates to its Chairman or, if the Chairman is not reasonably available, any other member of the Committee, the authority to amend or modify the list of approved permissible non-audit services and fees. The Chairman or such other member, as the case may be, will report action taken to the Committee at the next Committee meeting.

The independent auditor must ensure that all audit and non-audit services provided to RAIT have been approved by the Committee. The Chief Financial Officer will be responsible for tracking all independent auditor fees against the budget for such services and report at least quarterly to the Audit Committee.

APPENDIX B

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RAIT FINANCIAL TRUST

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE

BOARD OF TRUSTEES OF RAIT FINANCIAL TRUST

The undersigned hereby appoints Betsy Z. Cohen, Daniel G. Cohen, Jack E. Salmon and Raphael Licht, and each of them, as and for the proxies of the undersigned, each with the power to appoint such proxy’s substitute, and hereby authorizes them, or any of them, to vote all of the Common Shares of Beneficial Interest of RAIT Financial Trust held of record by the undersigned on March 9, 2009 at the Annual Meeting of Shareholders of RAIT Financial Trust, to be held at 9:00 A.M. on Wednesday, May 27, 2009 in the Baldwin Room located in the Hub, the Cira Centre, 2929 Arch Street, Philadelphia, Pennsylvania, and at any and all adjournments, postponements or continuations thereof as set forth on the reverse side hereof. If you wish to attend the annual meeting and vote in person, you may contact RAIT’s Investor Relations at (215) 243-9000 for directions. Each of Proposals 1 and 2 in this proxy is proposed by RAIT Financial Trust. Proposals 1 and 2 are not related to or conditioned on the approval of other matters.

(Continued and to be signed on the reverse side)

■		14475	■

ANNUAL MEETING OF SHAREHOLDERS OF

RAIT FINANCIAL TRUST

May 27, 2009

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE SHAREHOLDER MEETING TO BE HELD ON MAY 27 2009:

The notice of annual meeting, proxy statement and annual report to shareholders are available at http://www.snl.com/irweblinkx/FinancialDocs.aspx?iid=113624

Please mark, sign, date and

mail your proxy card

promptly in the enclosed

envelope.

i  Please detach along perforated line and mail in the envelope provided.  i

■	00003333333333000000 5	052709

  PLEASE MARK, SIGN, DATE AND MAIL YOUR PROXY CARD PROMPTLY IN THE ENCLOSED ENVELOPE.

  PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER SPECIFIED HEREIN BY THE UNDERSIGNED. IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED “FOR” ALL NOMINEES LISTED AND “FOR” APPROVAL OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR RAIT FINANCIAL TRUST FOR FISCAL 2009. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY TO VOTE WITH RESPECT TO ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT, POSTPONEMENT OR CONTINUATION THEREOF. BY EXECUTING THIS PROXY, THE UNDERSIGNED HEREBY REVOKES ALL PRIOR PROXIES.

1. ELECTION OF TRUSTEES
			FOR	AGAINST	ABSTAIN
		Betsy Z. Cohen	☐	☐	☐
		Edward S. Brown	☐	☐	☐
		Daniel G. Cohen	☐	☐	☐
		Frank A. Farnesi	☐	☐	☐
		S. Kristin Kim	☐	☐	☐
		Arthur Makadon	☐	☐	☐
		Daniel Promislo	☐	☐	☐
		John F. Quigley, III	☐	☐	☐
		Murray Stempel, III	☐	☐	☐
		2. PROPOSAL TO APPROVE THE SELECTION OF GRANT THORNTON LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009 FISCAL YEAR.	☐	☐	☐

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.	☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

	Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.
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